Exhibit 99.10


contrary. Refer to Section VI.W.2., "Distribution of Reserved Funds" for information regarding the allocation of proceeds reserved pursuant to Sale/Settlement Orders.

                    VI. Summary of Debtors' Chapter 11 Plan

   Capitalized terms used throughout this Disclosure Statement are defined in
                 Appendix A: "Material Defined Terms for Enron
                     Disclosure Statement" attached hereto.

A. Compromise and Settlement of Disputes; Substantive Consolidation; Assumption of Obligations Under the Plan

     1.   Compromise and Settlement

          The Plan incorporates a proposed compromise and settlement of certain issues disputed by the Proponents, the Creditors' Committee, the ENA Examiner and other parties in interest. Refer to Section I.B.2., "Basis for Global Compromise Embodied in the Plan" for further information. These issues include whether the estates of each of the Debtors should be treated separately for purposes of making payments to Creditors, whether and to what extent proceeds from the liquidation of assets, including claims and causes of action or from the Sale Transactions should be allocated among the Debtors based upon their respective claims of ownership to such assets, and the amount, allowance and priority of certain Intercompany Claims. The provisions of the Plan relating to substantive consolidation of the Debtors, the treatment of Intercompany Claims, and the treatment of each Class of Claims under the Plan reflect this compromise and settlement, which, upon the Effective Date, shall be binding upon the Debtors, all Creditors, and all Entities receiving any payments or other distributions under the Plan. Without limiting the foregoing, the Plan and the definitions of "Distributive Assets," "Enron Guaranty Distributive Assets," "Wind Guaranty Distributive Assets," "ACFI Guaranty Distributive Assets," "ENA Guaranty Distributive Assets," "EPC Guaranty Distributive Assets," "Intercompany Distributive Assets" and corresponding provisions with respect to the calculation and distribution of "Trust Interests" set forth in Article I of the Plan incorporate the following salient provisions of such compromise and settlement:

          a. Substantive Consolidation. The Plan Currency and, if applicable, the Trust Interests to be distributed to each holder of an Allowed General Unsecured Claim against each Debtor, other than the Portland Debtors, shall equal the sum of (i) 70% of the distribution such holder would receive if the Debtors, other than the Portland Debtors, were not substantively consolidated and (ii) 30% of the distribution such holder would receive if all of the Debtors' estates, other than the estates of the Portland Debtors, were substantively consolidated but notwithstanding such substantive consolidation, one-half of Allowed Guaranty Claims were included in such calculation.

          b. Related Issues. The compromise and settlement of the substantive consolidation issue set forth in the Plan encompasses a global settlement of numerous issues related to or impacted by substantive consolidation, including, without limitation, characterization of Intercompany Claims, treatment of Guaranty Claims, transactions involving certain of the Debtors' structured-finance transactions and ownership of certain claims and causes of action.


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


               (i) Intercompany Claims. The Plan Currency and, if applicable, Trust Interests to be allocated to each holder of an Intercompany Claim against another Debtor shall equal 70% of the distribution such holder would receive if the Debtors were not substantively consolidated.

               (ii) Guaranty Claims. The Plan Currency and, if applicable, Trust Interests to be distributed to each holder of an Allowed Guaranty Claim shall equal the sum of (i) seventy percent (70%) of the distribution such holder would receive if the Debtors, other than the Portland Debtors, were not substantively consolidated and (ii) thirty percent (30%) of the distribution such holder would receive if all of the Debtors' estates, other than the estates of the Portland Debtors, were substantively consolidated, but, notwithstanding such substantive consolidation, one-half of Allowed Guaranty Claims were included in such calculation.

               (iii) Ownership of Certain Assets. For purposes of calculating the Distributive Assets of ENE and ENA, the Debtors shall take, or cause to be taken, such action as is appropriate to reflect that: (a) ENA's Assets shall include ENE's preferred stock interests in Enron Canada, either through a capital contribution or otherwise; (b) the preferred stock interests in Enron Canada held by ECPC and the preferred stock interests in ECPC held by Enron Canada shall be deemed cancelled or otherwise returned to their respective issuers; provided, however, that, if such cancellation or return leaves ECPC with insufficient funds to satisfy third-party obligations, Enron Canada shall contribute such monies to ECPC as are necessary as to satisfy such third-party obligations; (c) to the extent that proceeds are received in connection with the sale or contribution of CPS, ENE and ENA Assets shall each include 50% of the proceeds thereof, net of the payment of third-party obligations; and (d) to the extent that proceeds are received in connection with the sale or contribution of Bridgeline Holdings, ENA's Assets shall include all the proceeds thereof, net of the payment of third-party obligations.

               (iv) Ownership of Certain Litigation Claims. The Litigation Trust Claims and the Special Litigation Trust Claims, whether or not the Litigation Trust or the Special Litigation Trust, as the case may be, is created, shall be deemed to be owned by ENE and its Creditors. In the event the Litigation Trust or the Special Litigation Trust, as the case may be, is created, Litigation Trust Interests and Special Litigation Trust Interests shall be distributed to holders of Allowed Claims, as if such Litigation Trust Claims and Special Litigation Trust Claims were owned by ENE, in accordance with the Distribution Model and Articles XXII and XXIII of the Plan.

          c. Plan Currency. By virtue of and integral to the compromise and settlement of the issues set forth in the Plan, except as provided in Sections
7.2 and 7.8 of the Plan with respect to ENA and certain of its subsidiaries and the holders of TOPRS, respectively, each holder of an Allowed Unsecured Claim against each Debtor, other than the Portland Debtors, shall receive the same Plan Currency regardless of the asset composition of such Debtor's estate on or subsequent to the Effective Date. Such mixture of Plan Currency shall bear direct relationship to the amount of Creditor Cash available for distribution and the value of the respective Plan Securities, as recalculated in accordance with provisions of Section 32.1(d) of the Plan.

          d. Inter-Debtor Waivers. By virtue of and integral to the compromise and settlement of the issues set forth in the Plan, on the Effective Date, (i) each Debtor, other than the Portland Debtors, shall waive any defense, including, without limitation, defenses arising under sections 502(d) and 553(a) of the Bankruptcy Code, to Intercompany Claims asserted by another Debtor and such Claims shall be deemed to be Allowed Claims; provided, however, that such waiver and allowance shall not inhibit the assertion of any defense in the MegaClaim Litigation, the Montgomery County Litigation and any other litigation commenced by the Debtors, the Debtors in Possession, the Reorganized Debtors, or on their behalf in accordance with sections 509, 544, 547, 548, 550, 551 and 553(b) of the Bankruptcy Code or Article XXVIII of the Plan, (ii) Intercompany Claims between Debtors shall be deemed to be mutual claims arising prior to the Initial Petition Date for purposes of setoff, (iii) each of the Debtors and Debtors in Possession, other than the Portland Debtors, shall waive its right to receive distributions on any claims and causes of action such Debtor and Debtor in Possession may have against another Debtor and Debtor in Possession, other than the Portland Debtors, arising in accordance with sections 509, 544, 547, 548 and 553(b) of the Bankruptcy Code, without waiving or releasing any claims and causes of action against non-Debtor parties and (iv) except as provided in subsection (i) hereof, each Debtor and Debtor in Possession, other than the Portland Debtors, shall waive and forever release any right, claim or cause of action which has been or could have been asserted by such Debtor or Debtor in Possession against any other Debtor and Debtor in Possession, other than the Portland Debtors, including pursuant to principles of substantive consolidation, piercing the corporate veil, alter ego, domination, constructive trust and similar principles of state or federal creditors' rights laws.

          e. Governance. By virtue of and integral to the compromise and settlement of the issues set forth in the Plan, the post-Effective Date role for the ENA Examiner, the Creditors' Committee and the boards of the respective Entities contemplated pursuant to the Plan represent the interests of Creditor constituencies and provide protections to safeguard the interests of such constituencies.

     2.   Non-Substantive Consolidation

          On the Effective Date, the Debtors' estates shall not be deemed to be substantively consolidated for purposes of the Plan; provided, however, that, as part of the compromise and settlement embodied in the Plan, holders of Allowed Claims and Allowed Equity Interests shall receive a portion of their distributions based upon the hypothetical pooling of the assets and liabilities of the Debtors, other than the Portland Debtors. Any Claims against one or more of the Debtors based upon a guaranty, indemnity, co-signature, surety or otherwise, of Claims against another Debtor shall be treated as separate and distinct Claims against the estate of the respective Debtors and shall be entitled to distributions under the Plan in accordance with the provisions of the Plan.

     3.   Allocation of Expenses

          On or prior to the Ballot Date, the Debtors shall file, after consultation with the Creditors' Committee and the ENA Examiner, a motion with the Bankruptcy Court and, in connection with the entry of the Confirmation Order, the Bankruptcy Court shall enter an order with respect to the allocation of overhead and expenses among the Debtors and the Reorganized


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


Debtors, as the case may be. Without limiting the foregoing, such allocation shall (i) reallocate overhead and expenses to the extent that the Assets of a Debtor are insufficient to satisfy the administrative professional fees and the allocable overhead of such Debtor and (ii) be predicated upon the tasks to be performed by the Debtors and the Reorganized Debtors, as the case may be, from and after the Confirmation Date, including, without limitation, the number of employees required to discharge such duties and obligations. Except as provided therein, all other provisions of the Bankruptcy Court's orders, dated February 25, 2002, November 21, 2002 and November 25, 2002, with respect to the allocation of overhead and expenses shall remain in full force and effect.

     4.   Wind Reserve Fund

          Pursuant to the Wind Reserve Fund Order and for purposes of calculating distributions pursuant to the Plan, including, without limitation, the amount and value of Distributive Assets, Enron Guaranty Distributive Assets, Intercompany Distributive Assets and Wind Guaranty Distributive Assets, the Wind Reserve Fund shall not be included in the Assets of any of the Debtors, including Wind.

B. Provisions for Payment of Administrative Expense Claims, Priority Tax Claims and Debtor in Possession Financing

     1.   Administrative Expense Claims

          On the later to occur of (a) the Effective Date and (b) the date on which an Administrative Expense Claim shall become an Allowed Claim, the Reorganized Debtors shall (i) pay to each holder of an Allowed Administrative Expense Claim, in Cash, the full amount of such Allowed Administrative Expense Claim, or (ii) satisfy and discharge such Allowed Administrative Expense Claim in accordance with such other terms no more favorable to the claimant than as may be agreed upon by and between the holder thereof and the Debtors or the Reorganized Debtors, as the case may be; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred by the Debtors in Possession during the Chapter 11 Cases shall, pursuant to the Plan, be paid by the Reorganized Debtor Plan Administrator in accordance with the terms and conditions of the particular transaction and any agreements relating thereto.

          In connection with determination of Allowed Administrative Expense Claims, it is anticipated that the Confirmation Order will establish a deadline or bar date for creditors and parties in interest to assert Administrative Expense Claims against one or more of the Debtors. The Confirmation Order will also establish the procedures for filing, resolving and reserving for such Administrative Expense Claims. As reflected on Appendix C: "Estimated Assets, Claims and Distributions", Schedules C-II and C-III, the Debtors estimate Allowed Administrative Expense Claims in the aggregate amount of $1,274,600,000 for the period June 1, 2003 through December 31, 2006. This amount includes estimated overhead allocation costs and postpetition operating costs.

     2.   Professional Compensation and Reimbursement Claims


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


          All Entities awarded compensation or reimbursement of expenses by the Bankruptcy Court in accordance with sections 328, 330 or 331 of the Bankruptcy Code or entitled to the priorities established pursuant to section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code, shall be paid in full, in Cash, the amounts allowed by the Bankruptcy Court (a) on or as soon as reasonably practicable following the later to occur of (i) the Effective Date and (ii) the date upon which the Bankruptcy Court order allowing such Claim becomes a Final Order or (b) upon such other terms no more favorable to the Claimant than as may be mutually agreed upon between such holder of an Allowed Administrative Expense Claim and the Debtors or the Reorganized Debtors, as the case may be.

     3.   Payment of Priority Tax Claims

          Each holder of an Allowed Priority Tax Claim shall be entitled to receive distributions in an amount equal to the full amount of such Allowed Priority Tax Claim. At the option and discretion of the Debtors, with the consent of the Creditors' Committee, which option shall be exercised, in writing, on or prior to the commencement of the Confirmation Hearing, such payment shall be made (a) in full, in Cash, on the Effective Date, (b) in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, in full, in Cash, in equal quarterly installments, commencing on the first (1st) Business Day following the Effective Date and ending on the sixth (6th) anniversary of assessment of such Allowed Priority Tax Claim, together with interest accrued thereon at a rate to be determined by the Bankruptcy Court and set forth in the Confirmation Order, or (c) by mutual agreement of the holder of such Allowed Priority Tax Claim and the Debtors, subject to the consent of the Creditors' Committee.

     4.   Debtor in Possession Financing

          On the Effective Date, (a) all outstanding DIP Obligations, as defined in the DIP Orders, shall be paid and satisfied, in full, by the Debtors, (b) all letters of credit outstanding and all commitments under the DIP Credit Agreement, as defined in the DIP Orders, will terminate, (c) the Debtors will provide the beneficiaries of such letters of credit with the consent of the Creditors' Committee and, unless approved by a Final Order, on terms and conditions no less favorable to any of the Debtors or Reorganized Debtors than as provided in the DIP Orders (1) replacement letters of credit, (2) cash collateral or (3) such other terms as may be mutually agreed upon between the holders of any letter of credit issued and then outstanding in accordance with the DIP Orders and the Debtors and (d) all monies posted by the Debtors to the lenders in accordance with the DIP Orders and the agreements and instruments executed in connection therewith shall be released to the applicable Reorganized Debtors for distribution in accordance with the terms and provisions of the Plan. Nothing in the Plan or in the Confirmation Order, whether under section 1141 of the Bankruptcy Code or otherwise, shall discharge any remaining DIP Obligations.

C.   Classification of Claims and Equity Interests

          Claims and Equity Interests are classified as follows:

     1.   Class 1 - Priority Non-Tax Claims

     2.   Class 2 - Secured Claims


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


     3. Classes 3 through 182 - General Unsecured Claims (Other than Enron Subordinated Debenture Claims and Enron TOPRS Debenture Claims)

     4.   Class 183 - Enron Subordinated Debenture Claims

     5.   Class 184 - Enron TOPRS Debenture Claims

     6.   Class 185 - Enron Guaranty Claims

     7.   Class 186 - Wind Guaranty Claims

     8.   Class 187 - ENA Guaranty Claims

     9.   Class 188 - ACFI Guaranty Claims

     10.  Class 189 - EPC Guaranty Claims

     11.  Class 190 - Intercompany Claims

     12.  Classes 191 through 375 - Convenience Claims

     13.  Classes 376 through 382 - Subordinated Claims

     14.  Class 383 - Enron Preferred Equity Interests

     15.  Class 384 - Enron Common Equity Interests

     16.  Class 385 - Other Equity Interests

          Annexed to the Plan as Exhibits I, J and K are schedules setting forth the classes of General Unsecured Claims, Convenience Claims, and Subordinated Claims, respectively, for each of the individual Debtors.

D.   Provision for Treatment of Priority Non-Tax Claims (Class 1)

     1.   Payment of Allowed Priority Non-Tax Claims

          Unless otherwise mutually agreed upon by the holder of an Allowed Priority Non- Tax Claim and the Reorganized Debtors, each holder of an Allowed Priority Non-Tax Claim shall receive in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Priority Non-Tax Claim, Cash in an amount equal to such Allowed Priority Non-Tax Claim on the later of the Effective Date and the date such Allowed Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or as soon thereafter as is practicable.

E.   Provision for Treatment of Secured Claims (Class 2)

     1.   Treatment of Secured Claims

          On the Effective Date, each holder of an Allowed Secured Claim shall receive in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Secured Claim one of the following distributions: (a) the payment of such holder's Allowed Secured Claim in full, in Cash; (b) the sale or disposition proceeds of the property securing any Allowed Secured Claim to the extent of the value of their respective interests in such property; (c) the surrender to the holder or holders of any Allowed Secured Claim of the property securing such Claim; or (d) such other distributions as shall be necessary to satisfy the requirements of chapter 11 of the Bankruptcy Code. The manner and treatment of each Secured Claim shall be determined by the Debtors, subject to the consent of the Creditors' Committee and transmitted, in writing, to holder of a Secured Claim on or prior to the commencement of the Confirmation Hearing.

F.   Provision for Treatment of General Unsecured Claims (Classes 3-182)

     1. Treatment of General Unsecured Claims (Other than Those Against the Portland Debtors Classes 3 through 180)

          Commencing on the Effective Date and subject to the provisions of Sections 7.3, 7.4, 7.5 and 7.8 of the Plan, each holder of an Allowed General Unsecured Claim against a Debtor, other than a Portland Debtor, shall be entitled to receive on account of such Allowed General Unsecured Claim distributions in an aggregate amount equal to such holder's Pro Rata Share of
(i) the Distributive Assets and Distributive Interests attributable to such Debtor and (ii) such amounts of Cash or Distributive Interests as may be allocated to a holder of an Allowed General Unsecured Claim against such Debtor in accordance with the provisions of Section 10.1 of the Plan; provided, however, that, notwithstanding the foregoing, for purposes of making distributions to a holder of an Allowed Joint Liability Claim against more than one Debtor, such holder's Pro Rata Share of Distributive Assets and Distributive Interests shall include the amounts calculated pursuant to sub-clause (B) of Sections 1.86 and 1.87 of the Plan, respectively, with respect to only one Debtor; and, provided, further, that, notwithstanding the foregoing, the contractual subordination rights, if any, of holders of "Senior Indebtedness" or any similar term under the Enron MIPS Agreements shall be preserved and enforced hereunder pursuant to section 510(a) of the Bankruptcy Code and, in the event such rights are determined to be enforceable, any such distributions shall be distributed to holders of Allowed Claims that constitute "Senior Indebtedness", as identified on Exhibit "L" hereto, until such time as such holder's Claims have been satisfied in accordance with the terms and provisions of the Enron MIPS Agreements.

     2. Treatment of General Unsecured Claims Against the Portland Debtors (Classes 181 and 182)

          Commencing on the Effective Date and subject to the provisions of
Section 7.4 of the Plan, each holder of an Allowed General Unsecured Claim against either of the Portland Debtors shall be entitled to receive on account of such Allowed General Unsecured Claim distributions in an aggregate amount equal to such holders' Pro Rata Share of the Portland Creditor Cash.


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


     3. Election to Receive Additional Cash Distributions, in Lieu of Partial Plan Securities

          Notwithstanding the provisions of Section 7.1 of the Plan, any holder of an Allowed General Unsecured Claim against ENA, EPMI, EGLI, EGM, EIM, ENGMC, ENA Upstream, ECTRIC, and ERAC may elect to receive such holder's Pro Rata Share of One Hundred Twenty-Five Million Dollars ($125,000,000.00) in lieu of all or a portion of the Plan Securities to which such holder is otherwise entitled to receive pursuant to the Plan. In the event that any such holder elects to receive such additional Cash distribution, (a) such holder's distribution of Plan Securities shall be reduced on a dollar-for-dollar basis and (b) distributions of Plan Securities to be made to holders of Allowed General Unsecured Claims against ENE shall be increased on a dollar-for-dollar basis. Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors; provided, however, that, under no circumstances, may such waiver by the Debtors occur on or after the Effective Date.

     4. Allowed Claims of Fifty Thousand Dollars or More/Election to be Treated as a Convenience Claim

          Notwithstanding the provisions of Sections 7.1 and 7.3 of the Plan, any holder of an Allowed General Unsecured Claim other than (i) an Enron Senior Notes Claim, (ii) an Enron Subordinated Debenture Claim, (iii) an ETS Debenture Claim, (iv) an ENA Debenture Claim and (v) any other General Unsecured Claim that is a component of a larger General Unsecured Claim, portions of which may be held by such or any other holder whose Allowed General Unsecured Claim is more than Fifty Thousand Dollars ($50,000.00), and who elects to reduce the amount of such Allowed Claim to Fifty Thousand Dollars ($50,000.00), shall, at such holder's option, be entitled to receive, based on such Allowed Claim as so reduced, distributions pursuant to Article XVI of the Plan. Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors; provided, however, that, under no circumstances, may such waiver by the Debtors occur on or after the Effective Date.

     5.   Limitation on Recovery

          Notwithstanding anything contained herein to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed General Unsecured Claim in accordance with Article VII of the Plan, in the event that the sum of the distributions of Plan Currency and Trust Interests in accordance with Article VII of the Plan are equal to or in excess of one hundred percent (100%) of such holder's Allowed General Unsecured Claim, then, the Plan Currency and Trust Interests remaining to be distributed to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Allowed Claims and Allowed Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims and Disputed Equity Interests and accordingly shall be distributed in accordance with the provisions of the documents, instruments and agreements governing such Claims and Equity


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


Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.

     6.   Severance Settlement Fund Litigation Payments

          In accordance with Severance Settlement Order and the Severance Settlement Fund Trust Agreement, Severance Settlement Fund Proceeds shall be paid to the Settling Former Employees in full and final satisfaction of all Claims deemed released in accordance with the Severance Settlement Order.

     7. Termination of Wind Trusts/Election of Wind Creditors to Receive Additional Cash Distributions in Partial Plan Securities

          a. Termination. From and after the Confirmation Date, the Managing Trustee, as defined in the WD Trust Agreement and the WS Trust Agreement, and the Manager, as defined in the WD Management Agreement and the WS Management Agreement, shall continue to operate the Wind Trusts and liquidate the Wind Trusts Assets in accordance with the terms and provisions set forth therein and all documents related thereto. Upon liquidation of the Wind Trusts Assets, (a) the net proceeds thereof shall be delivered to the Debtors or the Reorganized Debtors, as the case may be, for distribution to holders of Allowed General Unsecured Claims in accordance with the provisions of Article VII of the Plan; provided, however, that, under no circumstances shall an Electric Utility, as defined in the WD Trust Agreement and the WS Trust Agreement, receive Cash proceeds from any of the Wind Trusts Assets and, in lieu thereof, the Disbursing Agent shall include in the distributions to be made to a holder of an Allowed General Unsecured Claim that is an Electric Utility Cash from other sources of Creditor Cash, on a dollar-for-dollar basis, and (b) upon delivery of all such proceeds to the Debtors or the Reorganized Debtors, as the case may be, and compliance with all requirements, including, without limitation, the filing of appropriate tax returns, (i) the Wind Trusts shall be terminated and (ii) all parties to the Wind Trusts, the Wind Trust Agreements and the Wind Management Agreements shall be relieved of any and all obligations under such agreements and under the Plan.

          b. Election. Notwithstanding the provisions of Section 7.1 of the Plan, each holder of an Allowed General Unsecured Claim against a Wind Debtor or an Allowed Wind Guaranty Claim that accepts the Plan may elect to receive additional distributions of Cash in lieu of distributions of CrossCountry Common Equity, PGE Common Stock and Prisma Common Stock to which such holder is entitled to receive. To the extent elected, ENE shall be deemed to have purchased the shares of CrossCountry Common Equity, PGE Common Stock and Prisma Common Stock otherwise distributed at a price equal to the per share value determined by the Bankruptcy Court at the Confirmation Hearing. Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors; provided, however, that, under no circumstances, may such waiver by the Debtors occur on or after the Effective Date.

          Section 3.8(a)(ii) of each of the WS Trust Agreement and the WD Trust Agreement required that the Managing Trustee for each such trust file all tax returns for all


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


periods following the Effective Date of the Plan in the manner described in the Disclosure Statement. For this purpose, the manner described in this Disclosure Statement shall be the same as the manner described in Section 3.8(a)(i) of such agreements for periods prior to the Effective Date of the Plan.

     8. Election of TOPRS Holders to Receive Additional Cash Distributions in Lieu of Partial Plan Securities

          Notwithstanding the provisions of Section 7.1 of the Plan, pursuant to the compromise and settlement set forth herein and in the TOPRS Stipulation, each holder of TOPRS may elect to receive additional distributions of Cash in lieu of distributions of CrossCountry Common Equity, PGE Common Stock and Prisma Common Stock to which such holder is entitled to receive derivatively on account of the Allowed ETS Debenture Claims held by EPF I and EPF II. To the extent elected, ENE shall be deemed to have purchased from EPF I and EPF II the shares of CrossCountry Common Equity, PGE Common Stock and Prisma Common Stock otherwise distributed at a price equal to the per share value determined by the Bankruptcy Court at the Confirmation Hearing. Such election must be made on the Ballot tendered by the ETS Indenture Trustee with respect to the ETS Debenture Claims and be received by the Debtors on or prior to the Ballot Date; provided, however, that, in the event that the holders of Allowed ETS Debenture Claims do not vote to accept the Plan such that, if the ETS Debenture Claims were deemed to be a separate Class of Claims, such Class would be deemed to have rejected the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, any such election shall be deemed null and void and the provisions of
Section 7.8 of the Plan shall have no force or effect. Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors; provided, however, that, under no circumstances, may such waiver by the Debtors occur on or after the Effective Date.

G.   Provision for Treatment of Enron Subordinated Debenture Claims (Class 183)

     1.   Treatment of Allowed Enron Subordinated Debenture Claims (Class 183)

          Commencing on the Effective Date, each holder of an Allowed Enron Subordinated Debenture Claim shall be entitled to receive on account of such Allowed Enron Subordinated Debenture Claim distributions in an aggregate amount equal to such holder's Pro Rata Share of the Distributive Assets and Distributive Interests attributable to ENE; provided, however, that, notwithstanding the foregoing, the contractual subordination rights, if any, of holders of "Senior Indebtedness" or any similar term under the Enron Subordinated Indentures shall be preserved and enforced hereunder pursuant to section 510(a) of the Bankruptcy Code and, in the event such rights are determined to be enforceable, any such distributions shall be distributed to holders of Allowed Claims that constitute "Senior Indebtedness", as identified on Exhibit "L" of the Plan, until such time as such holder's Claims have been satisfied in accordance with the terms and provisions of the Enron Subordinated Indentures.

     2.   Contingent Distribution/Limitation on Recovery


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          Notwithstanding anything contained herein to the contrary, in the event that (a) distributions of Plan Currency and Trust Interests are deemed redistributed to a holder of an Allowed Enron Subordinated Debenture Claim in accordance with the provisions of Section 7.5 of the Plan and (b) the sum of the distributions of Plan Currency and Trust Interests to be distributed to a holder of an Allowed Enron Subordinated Debenture Claim are equal to or in excess of one hundred percent (100%) of such holder's Allowed Enron Subordinated Debenture Claim, then, the Plan Currency and Trust Interests remaining to be distributed to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Allowed Claims and Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims and Disputed Equity Interest and accordingly shall be distributed in accordance with the provisions of the documents, instruments and agreements governing such Claims and Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.

H.   Provisions for Treatment of Enron TOPRS Debenture Claims (Class 184)

     1.   Treatment of Allowed Enron TOPRS Debenture Claims (Class 184)

          Commencing on the Effective Date, each holder of an Allowed Enron TOPRS Debenture Claim shall be entitled to receive on account of such Allowed Enron TOPRS Debenture Claim distributions in an aggregate amount equal to such holder's Pro Rata Share of the Distributive Assets and Distributive Interests attributable to ENE; provided, however, that, notwithstanding the foregoing, the contractual subordination rights, if any, of holders of "Senior Indebtedness" or any similar term under the Enron TOPRS Indentures shall be preserved and enforced hereunder pursuant to section 510(a) of the Bankruptcy Code and, in the event such rights are determined to be enforceable, any such distributions shall be distributed, subject to Bankruptcy Rule 3021 and subject to the lien or priority rights of the Enron TOPRS Indenture Trustee, to holders of Allowed Claims that constitute "Senior Indebtedness", as identified on Exhibit "L" to the Plan, in the manner and to the extent set forth in the Enron TOPRS Indentures until such time as such holder's Claims have been satisfied in accordance with the terms and provisions of the Enron TOPRS Indentures.

     2.   Contingent Distribution/Limitation on Recovery

          Notwithstanding anything contained herein to the contrary, in the event that (a) distributions of Plan Currency and Trust Interests are deemed redistributed to a holder of an Allowed Enron TOPRS Debenture Claim in accordance with the provisions of Section 7.5 of the Plan and (b) the sum of the distributions of Plan Currency and Trust Interests are equal to or in excess of one hundred percent (100%) of such holder's Allowed Enron TOPRS Debenture Claim, then, the Plan Currency and Trust Interests remaining to be distributed to such holder in excess of such one hundred percent (100%) shall be deemed redistributed to holders of Allowed Claims and Equity Interests or the Disbursing Agent for and on behalf of holders of Disputed Claims and Disputed Equity Interest and accordingly shall be distributed in accordance with the provisions of the documents, instruments and agreements governing such Claims and Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.


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I.   Provisions for Treatment of Enron Guaranty Claims (Class 185)

     1.   Treatment of Enron Guaranty Claims (Class 185)

          Commencing on the Effective Date and subject to the provisions of
Section 10.2 of the Plan, each holder of an Allowed Enron Guaranty Claim shall be entitled to receive on account of such Allowed Enron Guaranty Claim distributions in an aggregate amount equal to such holder's Pro Rata Share of the Enron Guaranty Distributive Assets and the Enron Guaranty Distributive Interests; provided, however, that, to the extent that a holder of an Allowed Enron Guaranty Claim shall be entitled to receive a distribution on account of a recovery with respect to a Litigation Trust Claim or a Special Litigation Claim, as the case may be, such distribution shall be allocated (i) eighty percent (80%) to the holder of such Allowed Enron Guaranty Claim and (ii) twenty percent (20%) to the holders of Allowed General Unsecured Claims against the primary obligor relating to such Allowed Enron Guaranty Claims; and, provided, further, that, for purposes of calculation and distribution of such twenty percent (20%) allocation, any holder of an Allowed General Unsecured Claim against such primary obligor to the extent such holder holds an Allowed Enron Guaranty Claim corresponding to such Allowed General Unsecured Claim shall be excluded; and, provided, further, that, under no circumstances, shall a holder of an Allowed Enron Guaranty Claim receive aggregate distributions in accordance with the provisions of Articles VII and X of the Plan in excess of one hundred percent (100%) of such holder's corresponding Allowed General Unsecured Claim; and, provided, further, that, notwithstanding the foregoing, the contractual subordination rights, if any, of holders of "Senior Indebtedness" or any similar term under the Enron MIPS Agreements and the guarantee agreements executed in connection therewith shall be preserved and enforced hereunder pursuant to section 510(a) of the Bankruptcy Code and, in the event such rights are determined to be enforceable, any such distributions shall be distributed to holders of Allowed Claims that constitute "Senior Indebtedness", as identified on Exhibit "L" hereto, until such time as such holder's Claims have been satisfied in accordance with the terms and provisions of the Enron MIPS Agreements and such related agreements.

     2. Allowed Claims of Fifty Thousand Dollars or More/Election to be Treated as a Convenience Claim

          Notwithstanding the provisions of Section 10.1 of the Plan, any holder of an Allowed Enron Guaranty Claim whose Allowed Enron Guaranty Claim is more than Fifty Thousand Dollars ($50,000.00), and who elects to reduce the amount of such Allowed Claim to Fifty Thousand Dollars ($50,000.00), shall, at such holder's option, be entitled to receive, based on such Allowed Claim as so reduced, distributions pursuant to Article XVI of the Plan; provided, however, that, under no circumstances, shall a holder of an Allowed Enron Guaranty Claim receive aggregate distributions in accordance with the provisions of Articles VII and X of the Plan in excess of 100% of such holder's corresponding Allowed General Unsecured Claim. Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors; provided, however, that, under no circumstances, may such waiver by the Debtors occur on or after the Effective Date.

J.   Provisions for Treatment of Wind Guaranty Claims (Class 186)


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     1.   Treatment of Wind Guaranty Claims (Class 186)

          Commencing on the Effective Date and subject to the provisions of
Section 11.2 of the Plan, each holder of an Allowed Wind Guaranty Claim shall be entitled to receive on account of such Allowed Wind Guaranty Claim distributions in an aggregate amount equal to such holder's Pro Rata Share of the Wind Guaranty Distributive Assets and the Wind Guaranty Distributive Interests; provided, however, that, under no circumstances, shall a holder of an Allowed Wind Guaranty Claim receive aggregate distributions in accordance with the provisions of Articles VII and XI of the Plan in excess of one hundred percent (100%) of such holder's corresponding Allowed General Unsecured Claim.

     2. Allowed Claims of Fifty Thousand Dollars or More/Election to be Treated as a Convenience Claim

          Notwithstanding the provisions of Section 11.1 of the Plan, any holder of an Allowed Wind Guaranty Claim whose Allowed Wind Guaranty Claim is more than Fifty Thousand Dollars ($50,000.00), and who elects to reduce the amount of such Allowed Claim to Fifty Thousand Dollars ($50,000.00), shall, at such holder's option, be entitled to receive, based on such Allowed Claim as so reduced, distributions pursuant to Article XVI of the Plan; provided, however, that, under no circumstances, shall a holder of an Allowed Wind Guaranty Claim receive aggregate distributions in accordance with the provisions of Articles VII and XI of the Plan in excess of 100% of such holder's corresponding Allowed General Unsecured Claim. Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors; provided, however, that, under no circumstances, may such waiver by the Debtors occur on or after the Effective Date.

K.   Provisions For Treatment of ENA Guaranty Claims (Class 187)

     1.   Treatment of ENA Guaranty Claims (Class 187)

          Commencing on the Effective Date and subject to the provisions of
Section 12.2 of the Plan, each holder of an Allowed ENA Guaranty Claim shall be entitled to receive on account of such Allowed ENA Guaranty Claim distributions in an aggregate amount equal to such holder's Pro Rata Share of the ENA Guaranty Distributive Assets and the ENA Guaranty Distributive Interests; provided, however, that, under no circumstances, shall a holder of an Allowed ENA Guaranty Claim receive aggregate distributions in accordance with the provisions of Articles VII and XII of the Plan in excess of one hundred percent (100%) of such holder's corresponding Allowed General Unsecured Claim.

     2. Allowed Claims of Fifty Thousand Dollars or More/Election to be Treated as a Convenience Claim

          Notwithstanding the provisions of Section 12.1 of the Plan, any holder of an Allowed ENA Guaranty Claim whose Allowed ENA Guaranty Claim is more than Fifty Thousand Dollars ($50,000.00), and who elects to reduce the amount of such Allowed Claim to Fifty Thousand Dollars ($50,000.00), shall, at such holder's option, be entitled to receive, based on such Allowed Claim as so reduced, distributions pursuant to Article XVI of the Plan;


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provided, however, that, under no circumstances, shall a holder of an Allowed
ENA Guaranty Claim receive aggregate distributions in accordance with the provisions of Articles VII and XII of the Plan in excess of one hundred percent (100%) of such holder's corresponding Allowed General Unsecured Claim. Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors; provided, however, that, under no circumstances, may such waiver by the Debtors occur on or after the Effective Date.

L.   Provisions for Treatment of ACFI Guaranty Claims (Class 188)

     1.   Treatment of ACFI Guaranty Claims (Class 188)

          Commencing on the Effective Date and subject to the provisions of
Section 13.2 of the Plan, each holder of an Allowed ACFI Guaranty Claim shall be entitled to receive on account of such Allowed ACFI Guaranty Claim distributions in an aggregate amount equal to such holder's Pro Rata Share of the ACFI Guaranty Distributive Assets and the ACFI Guaranty Distributive Interests; provided, however, that, under no circumstances, shall a holder of an Allowed ACFI Guaranty Claim receive aggregate distributions in accordance with the provisions of Articles VII and XIII of the Plan in excess of one hundred percent (100%) of such holder's corresponding Allowed General Unsecured Claim.

     2. Allowed Claims of Fifty Thousand Dollars or More/Election to be Treated as a Convenience Claim

          Notwithstanding the provisions of Section 13.1 of the Plan, any holder of an Allowed ACFI Guaranty Claim whose Allowed ACFI Guaranty Claim is more than Fifty Thousand Dollars ($50,000.00), and who elects to reduce the amount of such Allowed Claim to Fifty Thousand Dollars ($50,000.00), shall, at such holder's option, be entitled to receive, based on such Allowed Claim as so reduced, distributions pursuant to Article XVI of the Plan; provided, however, that, under no circumstances, shall a holder of an Allowed ACFI Guaranty Claim receive aggregate distributions in accordance with the provisions of Articles VII and XIII of the Plan in excess of one hundred percent (100%) of such holder's corresponding Allowed General Unsecured Claim. Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors; provided, however, that, under no circumstances, may such waiver by the Debtors occur on or after the Effective Date.

M.   Provisions for Treatment of EPC Guaranty Claims (Class 189)

     1.   Treatment of EPC Guaranty Claims (Class 189)

          Commencing on the Effective Date and subject to the provisions of
Section 14.2 of the Plan, each holder of an Allowed EPC Guaranty Claim shall be entitled to receive on account of such Allowed EPC Guaranty Claim distributions in an aggregate amount equal to such holder's Pro Rata Share of the EPC Guaranty Distributive Assets and the EPC Guaranty Distributive Interests; provided, however, that, under no circumstances, shall a holder of an


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Allowed EPC Guaranty Claim receive aggregate distributions in accordance with the provisions of Articles VII and XIV of the Plan in excess of one hundred percent (100%) of such holder's corresponding Allowed General Unsecured Claim.

     2. Allowed Claims of Fifty Thousand Dollars or More/Election to be Treated as a Convenience Claim

          Notwithstanding the provisions of Section 14.1 of the Plan, any holder of an Allowed EPC Guaranty Claim whose Allowed EPC Guaranty Claim is more than Fifty Thousand Dollars ($50,000.00), and who elects to reduce the amount of such Allowed Claim to Fifty Thousand Dollars ($50,000.00), shall, at such holder's option, be entitled to receive, based on such Allowed Claim as so reduced, distributions pursuant to Article XVI of the Plan; provided, however, that, under no circumstances, shall a holder of an Allowed ACFI Guaranty Claim receive aggregate distributions in accordance with the provisions of Articles VII and XIV of the Plan in excess of one hundred percent (100%) of such holder's corresponding Allowed General Unsecured Claim. Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors; provided, however, that, under no circumstances, may such waiver by the Debtors occur on or after the Effective Date.

N.   Provisions For Treatment of Intercompany Claims (Class 190)

     1.   Treatment of Intercompany Claims (Class 190)

          Commencing on the Effective Date, each Debtor which is a holder of an Allowed Intercompany Claim shall be deemed to be entitled to receive on account of such Allowed Intercompany Claim allocations in an aggregate amount equal to such holder's Pro Rata Share of the Intercompany Distributive Assets and Intercompany Distributive Interests and such allocations shall be redistributed to holders of Allowed Claims in accordance with the provisions of Articles VII through IX and XVII through XX of the Plan.

O.   Provisions For Treatment Of Convenience Claims (Classes 191-375)

     1.   Treatment of Convenience Claims (Classes 191-375)

          On the Effective Date or as soon as practicable thereafter, and except as provided in Section 16.2 of the Plan, each holder of an Allowed Convenience Claim against a Debtor shall receive Cash in an amount equal to the applicable Convenience Claim Distribution Percentage of such Allowed Convenience Claim.

     2.   Plan Currency Opportunity

          Notwithstanding the provisions of Article XVI of the Plan any holder of an Allowed Convenience Claim against a Debtor may elect to have such holder's Claim treated as a General Unsecured Claim or a Guaranty Claim against such Debtor in accordance with the respective provisions of Articles VII, X, XI, XII, XIII and XIV of the Plan. Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date. Any


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election made after the Ballot date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors; provided, however, that, under no circumstances, may such waiver by the Debtors occur on or after the Effective Date.

P.   Provision For Treatment Of Subordinated Claims (Classes 376-382)

     1.   Treatment of Allowed Subordinated Claims (Class 376-382)

          Except as otherwise provided in Section 17.2 of the Plan, each holder of an Allowed Subordinated Claim shall receive no distribution for and on account of such Claim.

     2.   Contingent Distribution/Limitation on Recovery

          Notwithstanding anything contained in the Plan to the contrary, in the event that Plan Currency and Trust Interests are deemed redistributed to a holder of an Allowed Subordinated Claim in accordance with the provisions of Sections 7.5, 8.2 and 9.2 of the Plan, such redistribution shall be made to holders of Allowed Subordinated Claims and Allowed Equity Interests in the following order of priority, until such Claims are paid, or deemed paid in full, in Cash, or through the value of the balance of the Plan Currency and Trust Interests so distributed: (a) holders of Allowed Section 510 Enron Senior Notes Claims and Allowed Section 510 Enron Subordinated Debenture Claims; (b) holders of Allowed Penalty Claims and Allowed Other Subordinated Claims; (c) holders of Allowed Section 510 Enron Preferred Equity Interest Claims; (d) holders of Allowed Enron Preferred Equity Interests and Allowed Enron TOPRS Subordinated Guaranty Claims; and (e) holders of Allowed Section 510 Enron Common Equity Interest Claims and Allowed Enron Common Equity Interests in accordance with the provisions of the documents, instruments and agreements governing such Equity Interests, including, without limitation, the contractual subordination provisions set forth therein and the Bankruptcy Code.

Q.   Provisions For Treatment Of Enron Preferred Equity Interests (Class 383)

     1.   Treatment of Allowed Enron Preferred Equity Interests (Class 383)

          Except as otherwise provided in Section 18.2 of the Plan, on the Effective Date, each holder of an Allowed Enron Preferred Equity Interest shall be entitled to receive such holder's Pro Rata Share of the separate class of Preferred Equity Trust Interests relating to such holder's class of Exchanged Enron Preferred Stock to be allocated pursuant to Article XXVI of the Plan. For purposes of Section 18.1 of the Plan, a holder's class of Exchanged Enron Preferred Stock is the class of Exchanged Enron Preferred Stock to be issued in lieu of such holder's class of Enron Preferred Equity Interest.

     2.   Contingent Distribution/Limitation on Recovery

          Notwithstanding anything contained in the Plan to the contrary, in the event that (a) Plan Currency and Trust Interests are deemed redistributed to a holder of an Allowed Enron Preferred Equity Interest, and, as a result of the issuance and transfer of the Exchanged Enron Preferred Stock, to the Preferred Equity Trustee for and on behalf of the holders of Preferred Equity Trust Interests, in accordance with the provisions of Sections 7.5, 8.2, 9.2 and 17.2 of the


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Plan, and (b) the sum of such distributions to such holder are equal or in excess of 100% of such holder's Allowed Enron Preferred Equity Interests, then, the Plan Currency and Trust Interests remaining to be distributed to such holder in excess of such 100% shall be deemed redistributed to holders of Allowed
Section 510 Enron Common Equity Interest Claims and Allowed Enron Common Equity Interests and accordingly shall be distributed in accordance with the provisions of the documents, instruments and agreements governing such Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.

     3. Cancellation of Enron Preferred Equity Interests and Exchanged Enron Preferred Stock

          On the Effective Date, the Enron Preferred Equity Interests shall be deemed cancelled and of no force and effect and the Exchanged Enron Preferred Stock shall be issued in lieu thereof. On the later to occur of (a) the entry of a Final Order resolving all Claims in the Chapter 11 Cases and (b) the final distribution made to holders of Allowed Claims and Allowed Equity Interests in accordance with Article XXXII of the Plan, the Exchanged Enron Preferred Stock shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect.

R.   Provision for Treatment of Enron Common Equity Interests (Class 384)

     1.   Treatment of Allowed Enron Common Equity Interests (Class 384)

          Except as otherwise provided in Section 19.2 of the Plan, on the Effective Date, each holder of an Allowed Enron Common Equity Interest shall be entitled to receive such holder's Pro Rata Share of Common Equity Trust Interests to be allocated pursuant to Article XXVII of the Plan.

     2.   Contingent Distribution to Common Equity Trust

          Notwithstanding anything contained in the Plan to the contrary, in the event that Plan Currency and Trust Interests are deemed redistributed to a holder of an Allowed Enron Common Equity Interest in accordance with the provisions of Sections 7.5, 8.2, 9.2, 17.2 and 18.2 of the Plan, as a result of the issuance and transfer of Exchanged Enron Common Stock, such Plan Currency shall be distributed to the Common Equity Trustee for and on behalf of the holders of Common Equity Trust Interests.

     3. Cancellation of Enron Common Equity Interests and Exchanged Enron Common Stock

          On the Effective Date, the Enron Common Equity Interests shall be deemed cancelled and of no force and effect and the Exchanged Enron Common Stock shall be issued in lieu thereof. On the later to occur of (a) the entry of a Final Order resolving all Claims in the Chapter 11 Cases and (b) the final distribution made to holders of Allowed Claims and Allowed Equity Interests in accordance with Article XXXII of the Plan, the Exchanged Enron Common Stock shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect.


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S.   Provisions for Treatment of Other Equity Interests (Class 385)

     1.   Cancellation of Other Equity Interests (Class 385)

          On the latest to occur of (1) the Effective Date, (2) the entry of a Final Order resolving all Claims in the Chapter 11 Cases and (3) the final distribution made to holders of Allowed Claims and Allowed Equity Interests in accordance with Article XXXII of the Plan, unless otherwise determined by the Debtors and the Creditors' Committee, (a) all Other Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and
(b) the Reorganized Debtor Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI of the Plan; provided, however, that no Other Equity Interests shall be cancelled if the result of such cancellation shall adversely economically impact the estate of any Debtor.

T.   Provisions for Treatment of Disputed Claims Under the Plan

     1.   Objections to Claims; Prosecution of Disputed Claims

          The Reorganized Debtors shall object to the allowance of Claims or Equity Interests filed with the Bankruptcy Court with respect to which they dispute liability, priority or amount, including, without limitation, objections to Claims which have been assigned and the assertion of the doctrine of equitable subordination with respect thereto. All objections shall be litigated to Final Order; provided, however, that the Reorganized Debtors (within such parameters as may be established by the Board of Directors of the Reorganized Debtors) shall have the authority to file, settle, compromise or withdraw any objections to Claims or Equity Interests. Unless otherwise ordered by the Bankruptcy Court, the Reorganized Debtors shall file and serve (i) objections to Claims with regard to the Yosemite and Credit Linked Notes financing transaction (refer to Section III.F.51., "Yosemite and Credit Linked Notes" for a description), the Apache/Choctaw financing transaction (refer to Section III.F.3, "Apache/Choctaw" for a description) and the Zephyrus/Tammy financing transaction (refer to Section III.F.52., "Zephyrus/Tammy" for a description) no later than twenty (20) days following the Confirmation Date, unless extended for cause upon motion by the Debtors upon notice to the Creditors' Committee and the Creditors affected thereby, (ii) objections to twenty (20) of the largest proofs of Claim filed against ENA, and identified by the ENA Examiner in a list provided no later than the Confirmation Date, no later than fifty (50) days following the Confirmation Date, unless extended for cause upon motion by the Debtors upon notice to the Creditors' Committee and the Creditors affected thereby, and (iii) all objections to other Claims as soon as practicable, but, in each instance, not later than two hundred forty (240) days following the Confirmation Date or such later date as may be approved by the Bankruptcy Court.

     2.   Estimation of Claims

          Unless otherwise limited by an order of the Bankruptcy Court, the Reorganized Debtors may at any time request the Bankruptcy Court to estimate for final distribution purposes any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors previously objected to such


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


Claim, and the Bankruptcy Court will retain jurisdiction to consider any request to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the estimated amount shall constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court; provided, however, that if the estimate constitutes the maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as the case may be, may elect to pursue supplemental proceedings to object to any ultimate allowance of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another; provided, however, that the Debtors will limit the proposed order approving the estimation procedures motion to apply only to claims that are, as may be determined by the Bankruptcy Court, unliquidated or contingent. Thus, the Debtors may not estimate a Claim that is disputed, and not unliquidated or contingent, if the Creditor objects to such estimation; provided, further, that such Creditor may elect to have its Claim resolved pursuant to the estimation procedures as approved.

     3.   Payments and Distributions on Disputed Claims

          a. Disputed Claims Reserve. From and after the Effective Date, and until such time as all Disputed Claims have been compromised and settled or determined by Final Order, the Disbursing Agent shall reserve and hold in escrow for the benefit of each holder of a Disputed Claim, Cash, Plan Securities, Operating Trust Interests, Remaining Asset Trust Interests, Litigation Trust Interests and Special Litigation Trust Interests and any dividends, gains or income attributable thereto, in an amount equal to the Pro Rata Share of distributions which would have been made to the holder of such Disputed Claim if it were an Allowed Claim in an amount equal to the lesser of (i) the Disputed Claim Amount, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code for purposes of allowance, which amount, unless otherwise ordered by the Bankruptcy Court, shall constitute and represent the maximum amount in which such Claim may ultimately become an Allowed Claim or (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Reorganized Debtors; provided, however, that, under no circumstances shall a holder of an Allowed Convenience Claim be entitled to distributions of Litigation Trust Interests, Special Litigation Trust Interests or the proceeds thereof. Any Cash, Plan Securities, Operating Trust Interests, Remaining Asset Trust Interests, Litigation Trust Interests and Special Litigation Trust Interests reserved and held for the benefit of a holder of a Disputed Claim shall be treated as a payment and reduction on account of such Disputed Claim for purposes of computing any additional amounts to be paid in Cash or distributed in Plan Securities in the event the Disputed Claim ultimately becomes an Allowed Claim. Such Cash and any dividends, gains or income paid on account of Plan Securities, Operating Trust Interests, Remaining Asset Trust Interests, Litigation Trust Interests and Special Litigation Trust Interests reserved for the benefit of holders of Disputed Claims shall be either (x) held by the Disbursing Agent, in an interest-bearing account or (y) invested in interest-bearing obligations issued by the United States Government, or by an agency of the United States Government and guaranteed by the United States Government, and having (in either case) a maturity of not more than thirty (30) days, for the benefit of such holders pending determination of their entitlement thereto under the terms of the Plan. No payments or distributions shall be made with respect to all or any portion of any Disputed Claim pending the entire resolution thereof by Final Order.


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          b. Allowance of Disputed Claims. At such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the Disbursing Agent shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Plan together with any interest which has accrued on the amount of Cash and any dividends or distributions attributable to the Plan Currency or Trust Interests so reserved (net of any expenses, including any taxes of the escrow, relating thereto), but only to the extent that such interest is attributable to the amount of the Allowed Claim. Such distribution, if any, shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim becomes a Final Order but in no event more than ninety (90) days thereafter. The balance of any Cash previously reserved shall be included in Creditor Cash and the balance of any Plan Currency and Trust Interests previously reserved shall be included in future calculations of Plan Currency and Trust Interests, respectively, to holders of Allowed Claims, and, to the extent determined to be distributable to holders of Allowed Equity Interests, in accordance with the terms and provisions of the Plan, holders of Allowed Equity Interests.

     4.   Tax Treatment of Escrow

          Subject to the receipt of contrary guidance from the IRS or a court of competent jurisdiction (including the receipt by the Disbursing Agent of a private letter ruling requested by the Disbursing Agent, or the receipt of an adverse determination by the IRS upon audit if not contested by the Disbursing Agent, or a condition imposed by the IRS in connection with a private letter ruling requested by the Debtors), the Disbursing Agent shall (i) treat the escrow as one or more discrete trusts (which may be composed of separate and independent shares) for federal income tax purposes in accordance with the trust provisions of the IRC (Sections 641 et seq.) and (ii) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes. All holders of Allowed Claims and Allowed Equity Interests shall report, for tax purposes, consistent with the foregoing. Accordingly, absent receipt of contrary guidance, the Disbursing Agent will report as subject to a separate entity level tax any amounts earned by the Disputed Claims Reserve including, to the extent such trust is established, any taxable income of the Litigation Trust, the Special Litigation Trust, the Operating Trusts, and the Remaining Assets Trust allocable to the Disputed Claims Reserve, except to the extent such earnings or income are distributed by the Disbursing Agent during the same taxable year. In such event, the amount of earnings or income that is so distributed to an Allowed Claim holder during the same taxable year will be includible in such holder's gross income.

     5.   Funding of Escrow's Tax Obligation

          If the reserve created in accordance with Section 21.3(a) of the Plan has insufficient funds to pay any applicable taxes imposed upon it or its assets, subject to the other provisions contained in the Plan, the Reorganized Debtors shall advance to the escrow the funds necessary to pay such taxes (a "Tax Advance"), with such Tax Advances repayable from future amounts otherwise receivable by the escrow pursuant to Section 21.3 of the Plan. If and when a distribution is to be made from the escrow, the distributee will be charged its pro rata portion of any outstanding Tax Advance (including accrued interest). If a cash distribution is to be made to such distributee, the Disbursing Agent shall be entitled to withhold from such distributee's distribution the amount required to pay such portion of the Tax Advance (including accrued


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interest). If such cash is insufficient to satisfy the respective portion of the
Tax Advance and there is also to be made to such distributee a distribution of other Plan Currency or interests in the trusts to be created under the Plan, the distributee shall, as a condition to receiving such other assets, pay in cash to the Disbursing Agent an amount equal to the unsatisfied portion of the Tax Advance (including accrued interest). Failure to make such payment shall entitle the Disbursing Agent to reduce and permanently adjust the amounts that would otherwise be distributed to such distributee to fairly compensate the Disputed Claims reserve created in accordance with Section 21.3(a) of the Plan for the unpaid portion of the Tax Advance (including accrued interest).

U.   Provisions Regarding Distributions

     1.   Time and Manner of Distributions

          Distributions under the Plan shall be made to each holder of an Allowed Unsecured Claim as follows:

          a. Initial Distributions of Cash. On or as soon as practicable after the Effective Date, the Disbursing Agent shall distribute, or cause to be distributed, to the Reorganized Debtor Plan Administrator on behalf of holders of Disputed Claims, and to each holder of an Allowed General Unsecured Claim, an Allowed Guaranty Claim, an Allowed Intercompany Claim and an Allowed Convenience Claim, such Creditor's share, if any, of Creditor Cash as determined pursuant to Articles VII, X, XI, XII, XIII, XIV, XV and XVI of the Plan.

          b. Subsequent Distributions of Cash. On the first (1st) Business Day that is after the close of one (1) full calendar quarter following the date of the initial Effective Date distributions, and, thereafter, on each first (1st) Business Day following the close of two (2) full calendar quarters, the Disbursing Agent shall distribute, or cause to be distributed, to the Reorganized Debtor Plan Administrator on behalf of holders of Disputed Claims, and to each holder of an Allowed General Unsecured Claim, an Allowed Guaranty Claim, an Allowed Intercompany Claim, and an Allowed Convenience Claim, an amount equal to such Creditor's share, if any, of Creditor Cash as determined pursuant to Articles VII, X, XI, XII, XIII, XIV, XV and XVI of the Plan, until such time as there are no longer any potential Creditor Cash.

          c. Distributions of Plan Securities. Notwithstanding anything contained in the Plan to the contrary, commencing on or as soon as practicable after the Effective Date, subject to the availability of any historical financial information required to comply with applicable securities laws, the Disbursing Agent shall commence distributions, or cause to be distributed, to the Reorganized Debtor Plan Administrator on behalf of holders of Disputed Claims, and to each holder of an Allowed General Unsecured Claim, an Allowed Guaranty Claim and an Allowed Intercompany Claim, an amount equal to such Creditor's share, if any, of Plan Securities, as determined pursuant to Articles VII, X, XI, XII, XIII, XIV, XV and XVI of the Plan, and semi-annually thereafter until such time as there is no longer any potential Plan Securities to distribute, as follows:


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               (i) Prisma. Distribution of Prisma Common Stock to holders of
Allowed General Unsecured Claims, Allowed Guaranty Claims and Allowed Intercompany Claims shall commence upon (a) allowance of General Unsecured Claims in an amount which would result in the distribution of 30% of the issued and outstanding shares of Prisma Common Stock and (b) obtaining the requisite consents for the transfer of the Prisma Assets and the issuance of the Prisma Common Stock;

               (ii) CrossCountry. Distributions of CrossCountry Common Equity to holders of Allowed General Unsecured Claims, Allowed Guaranty Claims and Allowed Intercompany Claims shall commence upon (a) allowance of General Unsecured Claims in an amount which would result in the distribution of 30% of the issued and outstanding shares of CrossCountry Common Equity and (b) obtaining the requisite consents for the issuance of the CrossCountry Common Equity; and

               (iii) PGE. Distributions of PGE Common Stock to holders of Allowed General Unsecured Claims, Allowed Guaranty Claims and Allowed Intercompany Claims shall commence upon (a) allowance of General Unsecured Claims in an amount which would result in the distribution of 30% of the issued and outstanding shares of PGE Common Stock and (b) obtaining the requisite consents for the issuance of the PGE Common Stock;

provided, however, that, in the event that a Sale Transaction has occurred, or an agreement for a Sale Transaction has been entered into and has not been terminated, prior to the satisfaction of the conditions for the distribution of such Plan Securities pursuant to Section 32.1(c) of the Plan, the proceeds thereof shall be distributed in accordance with the provisions of Section 32.1(a) of the Plan in lieu of the Plan Securities that are the subject of such Sale Transaction or agreement, or in the case of a Sale Transaction involving a sale of all or substantially all of the assets of an issuer of Plan Securities, the Plan Securities of such issuer (unless the agreement for such Sale Transaction terminates subsequent to the satisfaction of such applicable conditions in Section 32.1(c) of the Plan, in which case, such Plan Securities shall be distributed pursuant to Section 32.1(c) of the Plan), with the balance of such Plan Securities distributed in accordance with the provisions of Section 32.1(c) of the Plan; and, provided, further, that, if in the joint determination of the Debtors and the Creditors' Committee the Prisma Trust Interests, CrossCountry Trust Interests and/or PGE Trust Interests are created, on the Effective Date, such interests shall be allocated to the appropriate holders thereof in accordance with Article XXIV of the Plan in lieu of the distributions of Prisma Common Stock, CrossCountry Common Equity and/or PGE Common Stock, respectively; and, provided, further, that during the period of retention of any such Plan Securities, the Disbursing Agent shall distribute, or cause to be distributed, to the Reorganized Debtor Plan Administrator on behalf of holders of Disputed Claims, and to each holder of an Allowed General Unsecured Claim, an Allowed Guaranty Claim and an Allowed Intercompany Claim, an amount equal to such Creditor's share, if any, of dividends declared and distributed with respect to any of the Plan Securities; and, provided, further, until such time as all Disputed Claims have been allowed by Final Order, in whole or in part, the Disbursing Agent shall hold in reserve at least 1% of the Plan Securities to be distributed in accordance with Sections 21.3 and 32.1 of the Plan.

          d. Distribution of Trust Interests. In the event that the Litigation Trust or the Special Litigation Trust is created, on or as soon as practicable thereafter, the Disbursing


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


Agent shall commence distributions, or cause to be distributed, to the Reorganized Debtor Plan Administrator on behalf of holders of Disputed Claims, and to each holder of an Allowed General Unsecured Claim, an Allowed Guaranty Claim, and an Allowed Intercompany Claim, such Creditor's share, if any, of Trust Interests as determined pursuant to Articles VII, X, XI, XII, XIII, XIV, XV and XVI of the Plan, and semi-annually thereafter until such time as there is no longer any Trust Interests to distribute.

          e. Allocation of Remaining Asset Trust Interests. In the event the Remaining Asset Trusts are created, on or as soon as practicable thereafter, the Disbursing Agent shall allocate, or cause to be allocated, to the Reorganized Debtor Plan Administrator on behalf of holders of Disputed Claims, and to each holder of an Allowed General Unsecured Claim, an Allowed Guaranty Claim, and an Allowed Intercompany Claim, such Creditor's share, if any, of Remaining Asset Trust Interests as determined pursuant to Articles VII, X, XI, XII, XIII, XIV, XV and XVI of the Plan.

          f. Recalculation of Distributive Assets, Guaranty Distributive Assets and Intercompany Distributive Assets. Notwithstanding anything contained in the Plan to the contrary, in connection with each of the distributions of Plan Currency to be made in accordance with Section 32.1 of the Plan, the Disbursing Agent shall calculate, or cause to be calculated, Distributive Assets, Enron Guaranty Distributive Assets, Wind Guaranty Distributive Assets, ACFI Guaranty Distributive Assets, ENA Guaranty Distributive Assets, EPC Guaranty Distributive Assets and Intercompany Distributive Assets as of the date thereof, taking into account, among other things, (i) sales of Remaining Assets prior to the creation of the Remaining Asset Trust(s), (ii) proceeds, if any, of Sale Transactions and
(iii) the allowance or disallowance of Disputed Claims, as the case may be.

          g. Prior and Subsequent Bankruptcy Court Orders Regarding Non-Conforming Distributions. For purposes of calculating distributions to be made in accordance with Section 32.1 of the Plan, including, without limitation, the payment of Allowed Claims in full, the Debtors, the Reorganized Debtors, the Disbursing Agent and the Reorganized Debtor Plan Administrator shall take into account those payments made or to be made to holders of Allowed Enron Senior Note Claims and Allowed Enron Subordinated Debenture Claims pursuant to the provisions of prior or subsequent orders of the Bankruptcy Court.

     2.   Timeliness of Payments

          Any payments or distributions to be made pursuant to the Plan shall be deemed to be timely made if made within twenty (20) days after the dates specified in the Plan. Whenever any distribution to be made under the Plan shall be due on a day other than a Business Day, such distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due.

     3.   Distributions by the Disbursing Agent

          All distributions under the Plan shall be made by the Disbursing Agent at the direction of the Reorganized Debtor Plan Administrator. The Disbursing Agent shall be deemed


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


to hold all property to be distributed under the Plan in trust for the Persons entitled to receive the same. The Disbursing Agent shall not hold an economic or beneficial interest in such property.

     4.   Manner of Payment under the Plan

          Unless the Entity receiving a payment agrees otherwise, any payment in Cash to be made by the Reorganized Debtors shall be made, at the election of the Reorganized Debtors, by check drawn on a domestic bank or by wire transfer from a domestic bank; provided, however, that no Cash payments shall be made to a holder of an Allowed Claim or an Allowed Equity Interest until such time as the amount payable thereto is equal to or greater than Ten Dollars ($10.00).

     5.   Delivery of Distributions

          Subject to the provisions of Rule 9010 of the Bankruptcy Rules and the TOPRS Stipulation, and except as provided in Section 32.4 of the Plan, distributions and deliveries to holders of Allowed Claims shall be made at the address of each such holder as set forth on the Schedules filed with the Bankruptcy Court unless superseded by the address set forth on proofs of claim filed by such holders, or at the last known address of such a holder if no proof of claim is filed or if the Debtors has been notified in writing of a change of address. Subject to the provisions of Section 9.1 of the Plan and the TOPRS Stipulation, distributions for the benefit of holders of Enron Senior Notes shall be made to the appropriate Enron Senior Notes Indenture Trustee. Each such Enron Senior Note Indenture Trustee shall in turn administer the distribution to the holders of Allowed Enron Senior Note Claims in accordance with the Plan and the applicable Enron Senior Notes Indenture. The Enron Senior Notes Indenture Trustee shall not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court.

     6.   Fractional Securities

          No fractional shares of Plan Securities shall be issued. Fractional shares of Plan Securities shall be rounded to the next greater or next lower number of shares in accordance with the following method: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number, and
(b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number. The total number of shares or interests of Plan Securities to be distributed to a Class under the Plan shall be adjusted as necessary to account for the rounding provided for in Section 32.6 of the Plan. In the event that, as a result of such rounding, a holder of a Claim would receive no distribution pursuant to the Plan, such holder shall receive Cash in lieu of the fractional shares of Plan Securities to purchase fractional shares such holder was entitled to receive.

     7.   Undeliverable Distributions

          a. Holding of Undeliverable Distributions. If any distribution to any holder is returned to the Reorganized Debtors as undeliverable, no further distributions shall be made to such holder unless and until the Reorganized Debtors is notified, in writing, of such holder's then-current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable. All Entities


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


ultimately receiving undeliverable Cash shall not be entitled to any interest or other accruals of any kind. Nothing contained in the Plan shall require the Reorganized Debtors to attempt to locate any holder of an Allowed Claim or an Allowed Equity Interest.

          b. Failure to Claim Undeliverable Distributions. On or about the second (2nd) anniversary of the Effective Date, the Reorganized Debtors shall file a list with the Bankruptcy Court setting forth the names of those Entities for which distributions have been made under the Plan and have been returned as undeliverable as of the date thereof. Any holder of an Allowed Claim or an Allowed Equity Interest that does not assert its rights pursuant to the Plan to receive a distribution within three (3) years from and after the Effective Date shall have its entitlement to such undeliverable distribution discharged and shall be forever barred from asserting any entitlement pursuant to the Plan against the Reorganized Debtors or its property. In such case, any consideration held for distribution on account of such Claim or Equity Interest shall revert to the Reorganized Debtors for redistribution to holders of Allowed Claims and Allowed Equity Interests in accordance with the provisions of Section 32.1 of the Plan.

     8.   Compliance with Tax Requirements

          The Reorganized Debtors shall comply with all applicable tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

     9.   Time Bar to Cash Payments

          Checks issued by the Reorganized Debtors on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtors by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (a) the second (2nd) anniversary of the Effective Date or (b) ninety (90) days after the date of issuance of such check, if such check represents a final distribution under the Plan on account of such Claim. After such date, all Claims in respect of voided checks shall be discharged and forever barred and the Reorganized Debtors shall retain all monies related thereto for the sole purpose of adding such monies to Creditor Cash for purposes of redistribution to Creditors in accordance with the terms and provisions of the Plan.

     10.  Distributions After Effective Date

          Distributions made after the Effective Date to holders of Claims that are not Allowed Claims as of the Effective Date, but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

     11.  Setoffs

          The Reorganized Debtors may, pursuant to applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account thereof (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature the Debtors or the Reorganized Debtors may hold against the holder of


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


such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors, Debtors in Possession or the Reorganized Debtors of any such claims, rights and causes of action that the Debtors, Debtors in Possession or the Reorganized Debtors may possess against such holder; and, provided, further, that nothing contained in the Plan is intended to limit the ability of any Creditor to effectuate rights of setoff subject to the provisions of section 553 of the Bankruptcy Code.

     12.  Allocation of Plan Distributions Between Principal and Interest

          To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

     13.  Surrender of Instruments

          Except to the extent evidenced by electronic entry, as a condition of receiving any distribution under the Plan, each holder of a certificated instrument or note must surrender such instrument or note to the appropriate Indenture Trustee or Disbursing Agent or its designee, unless such certificated instrument or note is being reinstated or left unimpaired under the Plan. Any holder of such instrument or note that fails to (i) surrender such instrument or note, or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the appropriate Indenture Trustee or Disbursing Agent before the first (1st) anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan. Any distribution so forfeited shall become the property of the Reorganized Debtors.

     14.  Cancellation of Existing Securities and Agreements

          On the latest to occur of (a) the Effective Date, (b) the entry of a Final Order resolving all Claims in the Chapter 11 Cases and (c) the final distribution made to holders of Allowed Claims and Allowed Equity Interests in accordance with Article XXXII of the Plan, any document, agreement, or instrument evidencing any Claim shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under such documents, agreements or instruments evidencing such Claims shall be discharged; provided, however, that the Enron Subordinated Indenture, the Enron Senior Notes Indentures, the Enron TOPRS Indentures, the ETS Indentures and the ENA Indentures shall continue in effect for the purposes of (i) allowing the Enron Subordinated Indenture Trustee, the Enron Senior Notes Indenture Trustees, the Enron TOPRS Indenture Trustee, the ETS Indenture Trustee and the ENA Indenture Trustee to make any distributions pursuant to the Plan and the TOPRS Stipulation, as the case may be, and to perform such other necessary functions with respect thereto, and (ii) permitting the Enron Senior Notes Indenture Trustees, the Enron Subordinated Indenture Trustee, the Enron TOPRS Indenture Trustee, the ETS Indenture Trustee and the ENA Indenture Trustee to maintain and assert any rights or liens for reasonable fees, costs, and expenses under the Indentures; and, provided, further, that, except


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


as otherwise provided in the Plan, nothing in the Plan shall impair, affect or adversely affect the related transactions and the rights of the parties thereto; and, provided, further, that distributions to holders of the TOPRS shall be made by NCB as distribution agent pursuant to a distribution agency agreement to be entered into between the Debtors and National City Bank.

     15.  Certain Indenture Trustee Fees and Expenses

          Except as otherwise provided in decretal paragraph 12 of the TOPRS Stipulation, in the event that the Debtors and the Creditors' Committee agree, in their joint and absolute discretion, as to the Indenture Trustee Claims incurred during the period up to and including the Effective Date, such Indenture Trustee Claims shall be paid in Cash by the Reorganized Debtors on the Effective Date, or as soon as practicable thereafter, without the need for the Indenture Trustees to file an application for allowance thereof with the Bankruptcy Court. In the event that either the Debtors or the Creditors' Committee disagree with an Indenture Trustee as to the reasonableness of all or a portion of the fees and expenses requested in an Indenture Trustee Claim, such Indenture Trustee may, at its sole discretion, request that the Bankruptcy Court
(i) determine the reasonableness and allowance of such contested amounts and
(ii) direct the Reorganized Debtors to pay such additional amounts determined to be reasonable, if any, and the Debtors, Creditors' Committee and any other creditor or party in interest may object thereto. To the extent that the Reorganized Debtors fail to pay any Indenture Trustee Claim in full, whether as a result of the Creditors' Committee's or the Debtors' objection as to reasonableness, Bankruptcy Court's determination as to reasonableness or an Indenture Trustee's determination not to request payment therefor, such Indenture Trustee shall have the right to assert its lien and priority rights pursuant to the applicable Indenture for payment of any unpaid amount upon any payment or other distribution to be made in accordance with the provisions contained herein. Notwithstanding the foregoing, the Reorganized Debtors shall be responsible and, upon presentation of supporting documentation in form and substance satisfactory to the Reorganized Debtors, satisfy the reasonable direct out-of-pocket costs and expenses incurred by the Indenture Trustees in connection with making distributions pursuant to the Plan; provided, however, that, under no circumstances, shall the Reorganized Debtors be responsible for any indemnification obligations, costs and expenses of any of the Indenture Trustees associated with the negligence or willful misconduct of an Indenture Trustee in making any such distributions.

     16. Cancellation of PGE, CrossCountry Distributing Company and Prisma Securities

          Upon the issuance of each of the PGE Common Stock, CrossCountry Common Equity and Prisma Common Stock to holders of Allowed Claims or the Operating Trusts, the Existing PGE Common Stock, stock or other equity interests of CrossCountry Distributing Company held by ENE and/or any of its subsidiaries, and stock of Prisma held by ENE and/or any of its subsidiaries, respectively, shall be cancelled; provided, however, that, notwithstanding the foregoing, in the event that (a) the Debtors and the Creditors' Committee, in their joint and absolute discretion, determine to have issued preferred stock of PGE, CrossCountry Distributing Company or one of the alternative structures contemplated pursuant to Section 37.3 of the Plan, and (b) such preferred stock is issued subsequent to the Confirmation Date and prior to the issuance of the PGE Common Stock, or the CrossCountry Common Equity, as the case may be, to holders of Allowed Claims or the Operating Trusts, such preferred stock shall not be cancelled.

     17.  Record Date

          On the Record Date, registers of the respective Indenture Trustees shall be closed and the Indenture Trustees shall have no obligation to recognize any transfers of Claims arising under or related to the Enron Subordinated Indenture, the Enron Senior Notes Indentures, the ETS Indentures, the Enron TOPRS Indentures, or the ENA Indentures occurring from and after the Record Date.

          18. Applicability to Certain Claims and Equity Interests. Notwithstanding anything contained in Article XXXII of the Plan to the contrary, in the event that (a) distributions of Cash, Plan Securities or Trust Interests or (b) allocations of Remaining Asset Interests are made to holders of Allowed Claims or Allowed Equity Interests in accordance with the provisions of Section 17.2, 18.2 or 19.2 of the Plan, all provisions contained in Article XXXII of the Plan shall be for the benefit of and be applicable to such holders of Allowed Claims or Allowed Equity Interests, as the case may be, as though set forth in
Article XXXII of the Plan in the first instance.

V.   Executory Contracts and Unexpired Leases

     1.   Rejection of Executory Contracts and Unexpired Leases

          Any executory contracts or unexpired leases not set forth on the Assumption Schedule that have not expired by their own terms on or prior to the Confirmation Date, which have not been assumed and assigned or rejected with the approval of the Bankruptcy Court, or which are not the subject of a motion to assume the same pending as of the Confirmation Date shall be deemed rejected by the Debtors in Possession on the Confirmation Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

     2.   Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

          Not later than five (5) days prior to the Ballot Date, as the same may be extended, the Debtors in Possession shall file the Assumption Schedule with the Bankruptcy Court setting forth the list of executory contracts and unexpired leases to be assumed by the Debtors pursuant to the Plan as of the Effective Date, and such executory contracts and unexpired leases shall be deemed assumed as of the Effective Date. The listing of a document on the Assumption Schedule shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder, with the exception of the amount of any proposed cure amount listed thereon. Unless otherwise specified on the Assumption Schedule, each executory contract or unexpired lease listed on the Assumption Schedule shall include all exhibits, schedules, riders, modifications, amendments, supplements, attachments, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on the Assumption Schedule. The Debtors in Possession may at any time during the period from the Confirmation Date, up to and including the Effective Date, amend the Assumption Schedule to delete any executory contracts or unexpired leases therefrom. In the event that the Debtors in Possession determine to amend the Assumption Schedule, (1) the Debtors in Possession shall file a notice (a "Rejection Notice") of any such amendment with the Bankruptcy Court and serve such Rejection Notice on any affected party and (2) any executory contract or unexpired lease deleted from the Assumption Schedule shall be deemed rejected as of the date of such Rejection Notice. Any monetary amounts required as cure payments on each executory contract and unexpired lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or upon such other terms and dates as the parties to such executory contracts or unexpired leases otherwise may agree. In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of the Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption arises, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be subject to the jurisdiction of the Bankruptcy Court and made following the existence of a Final Order resolving such dispute.

     3.   Rejection of Intercompany Trading Contracts

          Notwithstanding anything contained in the Plan to the contrary, all trading contracts between or among (a) two or more Debtors or (b) a Debtor and any wholly-owned Affiliate shall be deemed for all purposes to have been rejected and otherwise terminated as of the Initial Petition Date and the values and damages attributable thereto shall be calculated as of the Initial Petition Date.

     4.   Rejection Damage Claims

          Except with regard to executory contracts governed in accordance with the provisions of Section 34.3 of the Plan, if the rejection of an executory contract or unexpired lease by the Debtors in Possession under the Plan results in damages to the other party or parties to such contract or lease, any claim for such damages, if not evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or its properties or agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon attorneys for the Debtors on or before thirty
(30) days after the latest to occur of (a) the Confirmation Date, (b) the date of entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or unexpired lease and (c) the date of the Rejection Notice with respect to a particular executory contract or unexpired lease.

     5.   Indemnification and Reimbursement Obligations

          For purposes of the Plan, the obligations of the Debtors to indemnify and reimburse its directors or officers that were directors or officers, respectively, on or prior to the Petition Date shall be treated as Section 510 Subordinated Claims. Indemnification obligations of the Debtors arising from services as officers and directors during the period from and after the Initial Petition Date shall be Administrative Expense Claims to the extent previously authorized by a Final Order.

     6.   Rejection of TOPRS-Related Agreements

          On the Effective Date, (a) each of the (i) ECT I Trust Declarations,
(ii) ECT II Trust Declarations, (iii) EPF I Partnership Agreement and (iv) EPF II Partnership Agreement shall be deemed to be rejected, and (b) subject to the Debtors' obligations set forth in decretal paragraph 16 of the TOPRS Stipulation and in the Plan, in full and final satisfaction of any rights, interests or Claims of ECT I, ECT II, EPF I, EPF II and holders of the TOPRS against any of the Debtors and their affiliates, ENE, as general partner of EPF I and EPF II, shall (1) waive any right of EPF I and EPF II to reinvest distributions made pursuant to the Plan, (2) liquidate the Eligible Debt Securities, as defined in the EPF I Partnership Agreement and the EPF II Partnership Agreement, owned by EPF I and EPF II to Cash as soon as practicable following the Effective Date and
(3) declare a distribution of all assets of EPF I and EPF II, including, without limitation, Cash, Plan Securities and Eligible Debt Securities, as defined in the EPF I Partnership Agreement and the EPF II Partnership Agreement, to ECT I and ECT II, respectively, which distribution shall be made to National City Bank, in its capacity as ECT I Property Trustee and ECT II Property Trustee. Upon the earlier to occur of (i) the Confirmation Order becoming a Final Order and (ii) the Effective Date, (a) all claims, causes of action or other challenges of any kind or nature which could be asserted by the Debtors, the Creditors' Committee, any trustee appointed in the Debtors' bankruptcy cases, or any creditor or party in interest in the Debtors' bankruptcy cases, or any of them, against or with respect to National City Bank, as Indenture Trustee, ECT I Property Trustee and ECT II Property Trustee, ECT I, ECT II, the TOPRS issued by either of them, EPF I, EPF II, the limited partnership interests issued by either of them, the ETS Debentures, the ENA Debentures or the Enron TOPRS Debentures, including, without limitation, substantive consolidation, piercing of the corporate veil, recharacterization of the TOPRS or the limited partnership interests in EPF I or EPF II as preferred stock or any other equity interest of ENE or any of its affiliates, preferences, fraudulent conveyance and other avoidance actions shall be deemed forever waived and released and (b) none of the Debtors, the Creditors' Committee, any trustee or any creditor or party in interest in the Debtors' bankruptcy cases, or any of them, shall without National City Bank's prior written consent, which consent shall not be unreasonably withheld, (i) seek to change, remove or substitute any of the Enron TOPRS Debentures, the ETS Debentures, the ENA Debentures, the Eligible Securities or any other interest of any of ECT I, ECT II, EPF I or EPF II in any property or (ii) otherwise seek to merge or consolidate any or all of ECT I, ECT II, EPF I, EPF II, ENE, ENA or ETS or in any manner change or otherwise affect the economic or other interests of National City Bank, as Indenture Trustee and Property Trustee, the holders of TOPRS, ECT I, ECT II, EPF I or EPF II, or any of them.

W.   Miscellaneous Provisions

     1.   Title to Assets

          Except as otherwise provided by the Plan, including, without limitation, Section 42.2 of the Plan, on the Effective Date, title to all assets and properties encompassed by the Plan shall vest in the Reorganized Debtors and, to the extent created, the Remaining Asset Trust(s), the Litigation Trust and the Special Litigation Trust, as the case may be, free and clear of all Liens and in accordance with section 1141 of the Bankruptcy Code, and the Confirmation Order shall be a judicial determination of discharge of the liabilities of the Debtors and the Debtors in


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Possession except as provided in the Plan. Notwithstanding the foregoing, the
Debtors and the Reorganized Debtors, in their sole and absolute discretion, may
(a) encumber all of the Debtors' assets for the benefit of Creditors or (b) transfer such assets to another Entity to secure the payment and performance of all obligations provided for in the Plan.

     2.   Distribution of Reserved Funds

          Except to the extent subject to a valid and enforceable Lien, upon the Effective Date, all proceeds reserved pursuant to a Sale/Settlement Order and not subject to a dispute concerning the allocation thereof shall vest in the Reorganized Debtors, the Litigation Trust or the Special Litigation Trust, as the case may be, free and clear of all Liens and in accordance with section 1141 of the Bankruptcy Code and be subject to distribution in accordance with the provisions hereof. Notwithstanding the terms and conditions of any of the Sale/Settlement Orders, to the extent necessary to allocate the proceeds reserved pursuant to a Sale/Settlement Order, on or prior to the three (3) month anniversary of the Confirmation Date, the Debtors shall file one or more motions with the Bankruptcy Court to determine the allocation of proceeds reserved pursuant to a Sale/Settlement Order. Any such motion shall be deemed served upon the necessary parties if served in accordance with the Case Management Order. Upon entry of a Final Order of the Bankruptcy Court with respect to the allocation of such proceeds, and to the extent allocated to the Debtors, the Litigation Trust, the Special Litigation Trust, or any Enron Affiliate, as the case may be, all such proceeds shall vest in the Reorganized Debtors or such Enron Affiliate free and clear of all Liens and in accordance with section 1141 of the Bankruptcy Code and be subject to distribution in accordance with the provisions of the Plan.

     3.   Discharge of Debtors

          Except as otherwise provided in the Plan, on the latest to occur of
(a) the Effective Date, (b) the entry of a Final Order resolving all Claims in the Chapter 11 Cases and (c) the final distribution made to holders of Allowed Claims and Allowed Equity Interests in accordance with Article XXXII of the Plan, all Claims against and Equity Interests in the Debtors and Debtors in Possession, shall be discharged and released in full; provided, however, that, the Bankruptcy Court may, upon request by the Reorganized Debtors, and notice and a hearing, enter an order setting forth that such Claims and Equity Interests shall be deemed discharged and released on such earlier date as determined by the Bankruptcy Court; and, provided, further, that, upon all distributions being made pursuant to the Plan, the Debtors and the Reorganized Debtors, as the case may be, shall be deemed dissolved for all purposes and the Reorganized Debtor Plan Administrator shall cause the Debtors and the Reorganized Debtors, as the case may be, to take such action to effect such dissolution in accordance with applicable state law. All Persons and Entities shall be precluded from asserting against the Debtors, the Debtors in Possession, their successors or assigns, including, without limitation, the Reorganized Debtors, the Reorganized Debtors' subsidiaries, the Reorganized Debtor Plan Administrator, their agents and employees, or their respective assets properties or interests in property, any other or further Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, whether or not the facts or legal bases therefor were known or existed prior to the Confirmation Date regardless of whether a proof of Claim or Equity Interest was filed, whether the holder thereof voted to accept or reject the Plan or whether the Claim or Equity Interest is an Allowed Claim or an Allowed Equity Interest.


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     4.   Injunction on Claims

          Except as otherwise expressly provided in the Plan, the Confirmation Order or such other order of the Bankruptcy Court that may be applicable, all Persons or Entities who have held, hold or may hold Claims or other debt or liability that is discharged or Equity Interests or other right of equity interest that is terminated or cancelled pursuant to the Plan are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or other debt or liability or Equity Interest or other right of equity interest that is terminated or cancelled pursuant to the Plan against the Debtors, the Debtors in Possession or the Reorganized Debtors, the Debtors' estates or properties or interests in properties of the Debtors or the Reorganized Debtors,
(b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors, the Debtors in Possession or the Reorganized Debtors, the Debtors' estates or properties or interests in properties of the Debtors, the Debtors in Possession or the Reorganized Debtors, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors, the Debtors in Possession or the Reorganized Debtors or against the property or interests in property of the Debtors, the Debtors in Possession or the Reorganized Debtors, and (d) subject to the rights of section 553 of the Bankruptcy Code, asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors, the Debtors in Possession or the Reorganized Debtors or against the property or interests in property of the Debtors, the Debtors in Possession or the Reorganized Debtors, with respect to any such Claim or other debt or liability that is discharged or Equity Interest or other right of equity interest that is terminated or cancelled pursuant to the Plan; provided, however, that such injunction shall not preclude the United States of America or any of its police or regulatory agencies from enforcing their police or regulatory powers; and, provided, further, that, except in connection with a properly filed proof of claim, the foregoing proviso does not permit the United States of America or any of its police or regulatory agencies from obtaining any monetary recovery from the Debtors, the Debtors in Possession or the Reorganized Debtors or their respective property or interests in property with respect to any such Claim or other debt or liability that is discharged or Equity Interest or other right of equity interest that is terminated or cancelled pursuant to the Plan, including, without limitation, any monetary claim or penalty in furtherance of a police or regulatory power. Such injunction (y) shall extend to all successors of the Debtors and Debtors in Possession and the Creditors' Committee and its members, and their respective properties and interests in property; provided, however, that such injunction shall not extend to or protect members of the Creditors' Committee and their respective properties and interests in property for actions based upon acts outside the scope of service on the Creditors' Committee and (z) is not intended, nor shall it be construed, to extend to the assertion, the commencement or the prosecution of any claim or cause of action against any present or former member of the Creditors' Committee and their respective properties and interests in property arising from or relating to such member's pre-Petition Date acts or omissions, including, without limitation, the Class Actions.

     5.   Term of Existing Injunctions or Stays

          Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105, 362 or 525 of the Bankruptcy Code, or otherwise, and in


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existence on the Confirmation Date, shall remain in full force and effect until entry of an order in accordance with Section 42.17 of the Plan or such other Final Order of the Bankruptcy Court.

     6.   Limited Release of Directors, Officers and Employees

          No claims of the Debtors' estates against their present and former officers, directors, employees, consultants and agents and arising from or relating to the period prior to the Initial Petition Date are released by the Plan. As of the Effective Date, the Debtors and the Debtors in Possession shall be deemed to have waived and released its present and former directors, officers, employees, consultants and agents who were directors, officers, employees, consultants or agents, respectively, at any time during the Chapter 11 Cases, from any and all claims of the Debtors' estates arising from or relating to the period from and after the Initial Petition Date; provided, however, that, except as otherwise provided by prior or subsequent Final Order of the Bankruptcy Court, this provision shall not operate as a waiver or release of (a) any Person (i) named or subsequently named as a defendant in any of the Class Actions, (ii) named or subsequently named as a defendant in any action commenced by or on behalf of the Debtors in Possession, including any actions prosecuted by the Creditors' Committee and the Employee Committee, (iii) identified or subsequently identified as a wrongful actor in the "Report of Investigation by the Special Investigative Committee of the Board of Directors of Enron Corp.," dated February 1, 2002, (iv) identified or subsequently identified in a report by the Enron Examiner or the ENA Examiner as having engaged in acts of dishonesty or willful misconduct detrimental to the interests of the Debtors, or (v) adjudicated or subsequently adjudicated by a court of competent jurisdiction to have engaged in acts of dishonesty or willful misconduct detrimental to the interests of the Debtors or (b) any claim (i) with respect to any loan, advance or similar payment by the Debtors to any such person, (ii) with respect to any contractual obligation owed by such person to the Debtors, (iii) relating to such person's knowing fraud, or (iv) to the extent based upon or attributable to such person gaining in fact a personal profit to which such person was not legally entitled, including, without limitation, profits made from the purchase or sale of equity securities of the Debtors which are recoverable by the Debtors pursuant to section 16(b) of the Securities Exchange Act of 1934, as amended; and, provided, further, that the foregoing is not intended, nor shall it be construed, to release any of the Debtors' claims that may exist against the Debtors' directors and officers liability insurance.

     7.   Injunction on Actions

          Except as provided in the Plan, as of the Effective Date, all non-Debtor entities are permanently enjoined from commencing or continuing in any manner, any action or proceeding, whether directly, derivatively, on account of or respecting any claim, debt, right or cause of action of the Debtors, the Debtors in Possession or the Reorganized Debtors which the Debtors, the Debtors in Possession or the Reorganized Debtors, as the case may be, retain sole and exclusive authority to pursue in accordance with Section 28.1 of the Plan or which has been released pursuant to the Plan, including, without limitation, pursuant to Sections 2.1, 28.3 and 42.6 of the Plan, provided, however, that, except with regard to the Debtors, the Debtors in Possession and the Reorganized Debtors, such injunction is not intended, nor shall it be construed to, extend to the ongoing prosecution of the Class Actions.

     8.   Exculpation


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          None of the Debtors, the Reorganized Debtors, the Creditors'
Committee, the Employee Committee, the ENA Examiner (other than those functions defined by the Investigative Orders), the Indenture Trustees responsible for making distributions under the Plan, including National City Bank and any of their respective directors, officers, employees, members, attorneys, consultants, advisors and agents (acting in such capacity), shall have or incur any liability to any Entity for any act taken or omitted to be taken in connection with and subsequent to the commencement of the Chapter 11 Cases, the formulation, preparation, dissemination, implementation, confirmation or approval of the Plan or any compromises or settlements contained therein, the Disclosure Statement related thereto or any contract, instrument, release or other agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Plan; provided, however, that the foregoing provisions shall not affect the liability of (a) any Entity that otherwise would result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct or (b) the professionals of the Debtors, the Reorganized Debtors, the Creditors' Committee, the Employee Committee, the ENA Examiner or the Indenture Trustees to their respective clients pursuant to DR 6-102 of the New York Code of Professional Responsibility. Any of the foregoing parties in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     9.   Preservation of Rights of Action

          Except as otherwise provided in the Plan, including, without limitation, Articles XXII and XXIII of the Plan, or in any contract, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain sole and exclusive authority to enforce any claims, rights or causes of action that the Debtors, the Debtors in Possession or their chapter 11 estates may hold against any Entity, including any claims, rights or causes of action arising under sections 541, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code. Nothing in this paragraph is intended nor shall it be construed to affect the prosecution of the Class Actions.

X.   Summary of Other Provisions of the Plan

     1.   Payment of Statutory Fees

          All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

     2.   Retiree Benefits

          From and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), if any, at the level established in accordance with subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, and for the duration of the period during which the Debtors have obligated


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themselves to provide such benefits; provided, however, that the Debtors or the
Reorganized Debtors may modify such benefits to the extent permitted by applicable law.

     3.   Retention of Documents

          Notwithstanding the terms and provisions of that certain Stipulation and Consent Order Pursuant to 11 U.S.C. ss. 105 and 541 By and Between Enron Corp. and Its Affiliated Debtors-in-Possession and the Official Committee of Unsecured Creditors Regarding Document Preservation and Retention, dated February 15, 2002, unless otherwise ordered by the Bankruptcy Court, from and after the first (1st) anniversary of the Confirmation Date, the Debtors and each Enron Affiliate shall have the right and authorization to destroy or otherwise dispose of the Documents, as defined therein.

     4.   Severability

          If, prior to the Confirmation Date, any term or provision of the Plan shall be held by the Bankruptcy Court to be invalid, void or unenforceable, including, without limitation, the inclusion of one (1) or more of the Debtors in the Plan, the Bankruptcy Court shall, with the consent of the Debtors and the Creditors' Committee, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

     5.   Amendment of Articles of Incorporation and By-Laws

          The articles of incorporation and by-laws of the Debtors shall be amended as of the Effective Date to provide substantially as set forth in the Reorganized Debtors Certificate of Incorporation and the Reorganized Debtors By-laws.

     6.   Corporate Action

          On the Effective Date, the adoption of the Reorganized Debtors Certificate of Incorporation and the Reorganized Debtors By-laws shall be authorized and approved in all respects, in each case without further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Debtors or the Reorganized Debtors. The cancellation of all Equity Interests and other matters provided under the Plan involving the corporate structure of the Reorganized Debtors or corporate action by the Reorganized Debtors shall be deemed to have occurred, be authorized, and shall be in effect without requiring further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Debtors or the Reorganized Debtors. Without limiting the foregoing, from and after the Confirmation Date, the Debtors, the Reorganized Debtors and the Reorganized Debtor Plan Administrator may take any and all


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actions deemed appropriate in order to consummate the transactions contemplated in the Plan and, notwithstanding any provision contained in the Debtors' articles of incorporation and bylaws to the contrary, such Entities shall not require the affirmative vote of holders of Equity Interests in order to take any corporate action including to (i) consummate a Sale Transaction, (ii) compromise and settle claims and causes of action of or against the Debtors and their chapter 11 estates, and (iii) dissolve, merge or consolidate with any other Entity.

     7.   Modification of Plan

          The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, subject to the consent of the Creditors' Committee and, in the event any amendment or modification would materially adversely affect the substance of the economic and governance provisions set forth in the Plan, including, without limitation, Article II of the Plan, the ENA Examiner as Plan facilitator, to amend or modify the Plan, the Plan Supplement or any exhibits to the Plan at any time prior to the entry of the Confirmation Order. Upon entry of the Confirmation Order, the Debtors may, and provided that the Creditors' Committee and the ENA Examiner have not been dissolved and released in accordance with the provisions of Sections 33.1 and 33.4 of the Plan, respectively, subject to the consent of the Creditors' Committee and, in the event any amendment or modification would materially adversely affect the substance of the economic and governance provisions set forth in the Plan, including, without limitation, Article II of the Plan, the ENA Examiner as Plan facilitator, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim of such holder.

     8.   Revocation or Withdrawal

          a. The Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

          b. If the Plan is revoked or withdrawn prior to the Confirmation Date, or if the Plan does not become effective for any reason whatsoever, then the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any claims by the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any other Entity in any further proceedings involving the Debtors.

     9.   Creditors' Committee - Term and Fees

          Except as provided below, from and after the Effective Date, the Creditors' Committee shall be authorized only to perform the following functions:

          a. to prosecute, or to continue to prosecute, as the case may be, claims on behalf of the Debtors' estates against individual insiders of the Debtors; provided, however, that, if any such claims constitute Special Litigation Trust Claims, such claims and causes of action


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shall be assigned to the Special Litigation Trust and prosecuted by the Special
Litigation Trustee for and on behalf of the Special Litigation Trust and the beneficiaries thereof;

          b. to complete litigation, other than such litigation referenced in
Section 33.1(a) of the Plan, if any, to which the Creditors' Committee is a party as of the Effective Date; provided, however, that, if the claims and causes of action underlying such litigation are assigned to another representative of the Debtors' estates, such assignee shall continue such prosecution; and

          c. to participate, with the Creditors' Committee's professionals and the Reorganized Debtors and their professionals, on the joint task force created with respect to the prosecution of the Litigation Trust Claims pursuant to the terms and conditions and to the extent agreed upon between the Creditors' Committee and the Debtors as of the date of the Disclosure Statement Order.

          The Creditors' Committee shall be dissolved and the members thereof and the professionals retained by the Creditors' Committee in accordance with section 1103 of the Bankruptcy Code shall be released and discharged from their respective fiduciary obligations upon (1) the later to occur of (y) resolution of all litigation to which the Creditors' Committee is a party and (z) resolution or determination by Final Order of the Litigation Trust Claims or (2) the entry of a Final Order dissolving the Creditors' Committee; provided, however, that, in the event the Bankruptcy Court continues the duties of the ENA Examiner beyond the Effective Date in accordance with provisions of Section 33.4 of the Plan, the Creditors' Committee shall continue to exist to exercise all of its statutory rights, powers and authority until the date the ENA Examiner's duties are fully terminated pursuant to a Final Order; and, provided, further, that, in no event shall any position taken by the Debtors or the Creditors' Committee (or any other party in interest) in opposition to any such pleading relating to the ENA Examiner's post- Effective Date duties result in a limitation of scope for the Creditors' Committee as provided in section 1103 of the Bankruptcy Code.

          From and after the Effective Date, the Reorganized Debtors shall pay the reasonable fees and expenses of professionals the Creditors' Committee retains or continues the retention of to satisfy the obligations and duties set forth in Section 33.1 of the Plan and shall reimburse the members of the Creditors' Committee for reasonable disbursements incurred.

     10.  Post-Confirmation Date Fees and Expenses

          From and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, (a) retain such professionals and (b) pay the reasonable professional fees and expenses incurred by the Reorganized Debtors, the Creditors' Committee and the ENA Examiner related to implementation and consummation of or consistent with the provisions of the Plan, including, without limitation, reasonable fees and expenses of the Indenture Trustees incurred in connection with the distributions to be made pursuant to the Plan.

     11.  Employee Committee - Term and Fees


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          From and after the Confirmation Date, the Employee Committee shall be authorized only to perform the following functions:

          a. to prosecute, or continue to prosecute, as the case may be, Deferred Compensation Litigation and Severance Settlement Fund Litigation; and

          b. to complete litigation, other than such litigation referenced in
Section 33.2(a) of the Plan, if any, to which the Employee Committee is a party as of the Confirmation Date.

          From and after the Confirmation Date, the Debtors or the Reorganized Debtors, as the case may be, shall pay the reasonable fees and expenses of professionals the Employee Committee retains or continues the retention of to satisfy the obligations and duties associated with the Deferred Compensation Litigation; provided, however, that in connection with the Severance Settlement Fund Litigation, counsel to the Employee Committee shall continue to serve as counsel to the Severance Settlement Fund Trustee and be compensated and reimbursed solely in accordance with the provisions of the Severance Settlement Fund Trust Agreement and the Severance Settlement Fund Order. The Employee Committee shall be dissolved and the members thereof and the professionals retained by the Employee Committee in accordance with section 327, 328 or 1102 of the Bankruptcy Code shall be released and discharged from their respective fiduciary obligations upon the earlier to occur of (y) resolution of all litigation to which the Employee Committee is a party and (z) the entry of a Final Order dissolving the Employee Committee.

     12.  ENE Examiner - Terms and Fees

          To the extent not discharged and released on or prior to the Confirmation Date, on the tenth (10th) day following the Confirmation Date, the ENE Examiner and the professionals retained by the ENE Examiner shall be released and discharged from their respective obligations outstanding pursuant to the Investigative Orders of the Bankruptcy Court. On or prior to the thirtieth (30th) day following the Confirmation Date, and except as (y) otherwise available on a centralized, coded filing system available to the Debtors and the Creditors' Committee or (z) as prohibited by any existing confidentiality order entered by the Bankruptcy Court or other confidentiality agreement executed by the ENE Examiner, the ENE Examiner shall deliver to the Reorganized Debtors and the Creditors' Committee (i) one copy of each report filed by such Person in the Chapter 11 Cases, (ii) all material cited in the footnotes of any such report, (iii) any other materials, including, without limitation, transcripts, interview memoranda, witness folders and transactional documents and summaries thereof, produced, developed or compiled by the ENE Examiner in connection with the Investigative Orders and (iv) a schedule of all materials which such Entity is, or claims to be, precluded from delivering to the Debtors or the Creditors' Committee, in each case in connection with the Investigative Orders.

     13.  ENA Examiner - Term and Fees

          a. Pre-Effective Date Role. Except as provided below, (a) on the tenth
(10th) day following the Confirmation Date, the ENA Examiner and the professionals retained by the ENA Examiner shall be released and discharged from their respective obligations


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outstanding pursuant to the Investigative Orders of the Bankruptcy Court and (b)
on or prior to the thirtieth (30th) day following the Confirmation Date, and except as (1) otherwise available on a centralized, coded filing system available to the Debtors and the Creditors' Committee or (2) as prohibited by any existing confidentiality order entered by the Bankruptcy Court or other confidentiality agreement executed by the ENA Examiner, the ENA Examiner shall deliver to the Reorganized Debtors and the Creditors' Committee (i) one copy of each report filed by such Person in the Chapter 11 Cases, (ii) all material cited in the footnotes of any such report, (iii) any other materials, including, without limitation, transcripts, interview memoranda, witness folders and transactional documents and summaries thereof, produced, developed or compiled by the ENA Examiner in connection with the Investigative Orders and (iv) a schedule of all materials which such Entity is, or claims to be, precluded from delivering to the Debtors or the Creditors' Committee, in each case in connection with the Investigative Orders. Notwithstanding the foregoing, during the period from the Confirmation Date up to and including the Effective Date, the ENA Examiner shall continue all of its other duties and obligations, other than those defined by the Investigative Orders, (1) pursuant to orders of the Bankruptcy Court entered as of the date of the Disclosure Statement Order and
(2) in connection with the allocation of expenses in accordance with Section 2.3 of the Plan, and such functions shall be subject to the Debtors' right, in their sole and absolute discretion, to streamline existing internal processes, including cash management and the Debtors' Bankruptcy Transaction Review Committee processes; provided, however, that the information typically given to the ENA Examiner by the Debtors will continue to be given to him, notwithstanding any streamlined procedures implemented; and, provided, further, that, unless otherwise directed by the Bankruptcy Court, the ENA Examiner shall be relieved of all routine reporting duties, including, without limitation, the submission of weekly and monthly reports to the Bankruptcy Court.

          b. Post-Effective Date Role. On or before the twentieth (20th) day following the Confirmation Date, the ENA Examiner or any Creditor of ENA or its direct or indirect Debtor subsidiaries may file a motion requesting that the Bankruptcy Court define the role and duties of the ENA Examiner, if any, for the period from and after the Effective Date and any party in interest, including, without limitation, the Debtors or the Creditors' Committee may interpose an objection or a response with respect thereto; provided, however, that, if no such motion is filed by the ENA Examiner or any Creditor of ENA or its direct or indirect Debtor subsidiaries on or prior to such deadline, the ENA Examiner's role shall conclude on the Effective Date and the ENA Examiner and the professionals retained by the ENA Examiner shall be released and discharged from any remaining obligations outstanding pursuant to orders of the Bankruptcy Court; and, provided, further, that, in no event shall the ENA Examiner's scope be expanded beyond the scope approved by orders entered by the Court as of the date of the Disclosure Statement Order or in connection with the allocation of expenses in accordance with Section 2.3 of the Plan; and, provided, further, that, in all circumstances whether or not a motion is filed requesting the continuation of the ENA Examiner, the ENA Examiner shall consult with the Debtors with respect to or, in the case of the DCR Overseers, consent to one (1) out of five (5) members of the DCR Overseers and the boards of Reorganized ENE, the Litigation Trust Board and the Remaining Asset Trust Board(s), if any, to be appointed.

          From and after the Effective Date, and subject to the provisions of
Section 33.4(b) of the Plan, the Reorganized Debtors shall pay the reasonable fees and expenses of the ENA


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Examiner and the professionals the ENA Examiner retains or continues the retention of to satisfy the obligations and duties set forth in Section 33.4 of the Plan.

     14.  Fee Committee - Term and Fees

          From and after the Confirmation Date, the members of the Fee Committee and the Fee Committee's employees and representatives shall continue to serve and be authorized to perform the following functions:

          a. to review, analyze and prepare advisory reports with respect to applications for the payment of fees and the reimbursement of expenses of professionals retained in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court during the period up to and including the Confirmation Date, including, without limitation, final fee applications in accordance with sections 328, 330, 331 and 503 of the Bankruptcy Code; and

          b. if necessary, appear before the Bankruptcy Court with respect to any such application.

          From and after the Confirmation Date, the Reorganized Debtors shall pay the reasonable fees and expenses of the members of the Fee Committee and the Fee Committee's employees and representatives to satisfy the obligations and duties set forth in Section 33.5 of the Plan. Notwithstanding the foregoing, the Fee Committee shall be dissolved and the members thereof and the employees and professionals retained by the Fee Committee shall be released and discharged from their respective obligations upon the earlier to occur of (i) the one (1) year anniversary of the Confirmation Date and (ii) satisfaction of the obligations and duties set forth in Section 33.5 of the Plan.

     15.  Mediator - Term and Fees

          From and after the Confirmation Date and until such time as the Mediator terminates all efforts with respect thereto, the Reorganized Debtors shall continue to participate in the mediation required by the Mediation Orders. In accordance with the Mediation Orders, the Reorganized Debtors shall be responsible for their one-third (1/3) share of the Mediator's expenses and such expenses shall be treated as Administrative Expense Claims in accordance with the provisions of the Plan and the Confirmation Order.

     16.  Employee Counsel

          From and after the Confirmation Date and until such time as the board of directors of ENE or Reorganized ENE, as the case may be, determines otherwise, all counsel retained and authorized to provide services to then-current employees of the Debtors pursuant to the Employee Counsel Orders shall continue to provide services to such employees in accordance with the provisions contained therein; provided, however, that, nothing contained in
Section 33.7 of the Plan shall inhibit, prejudice or otherwise affect the rights of the Creditors' Committee with respect to its appeals of the Employee Counsel Orders in connection with fees and expenses incurred prior to the Confirmation Date.


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          17. Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent that an exhibit hereto or document contained in the Plan Supplement provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and, to the extent not inconsistent therewith, the laws of the State of New York, without giving effect to principles of conflicts of laws.

          18. Closing of Cases. The Reorganized Debtors shall, promptly upon the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court.

                     VII. Estate Management And Liquidation

   Capitalized terms used throughout this Disclosure Statement are defined in
                 Appendix A: "Material Defined Terms for Enron
                     Disclosure Statement" attached hereto.

A.   Post-Effective Date

     1.   Role of the Reorganized Debtor Plan Administrator

          In accordance with the Reorganized Debtor Plan Administration Agreement, the responsibilities of the Reorganized Debtor Plan Administrator shall include (a) facilitating the Reorganized Debtors' prosecution or settlement of objections to and estimations of Claims, (b) prosecution or settlement of claims and causes of action held by the Debtors and Debtors in Possession, (c) assisting the Litigation Trustee and the Special Litigation Trustee in performing their respective duties, (d) calculating and assisting the Disbursing Agent in implementing all distributions in accordance with the Plan,
(e) filing all required tax returns and paying taxes and all other obligations on behalf of the Reorganized Debtors from funds held by the Reorganized Debtors,
(f) periodic reporting to the Bankruptcy Court, of the status of the Claims resolution process, distributions on Allowed Claims and prosecution of causes of action, (g) liquidating the Remaining Assets and providing for the distribution of the net proceeds thereof in accordance with the provisions of the Plan, (h) consulting with, and providing information to, the DCR Overseers in connection with the voting or sale of the Plan Securities to be deposited into the Disputed Claims reserve to be created in accordance with Section 21.3 of the Plan, and
(i) such other responsibilities as may be vested in the Reorganized Debtor Plan Administrator pursuant to the Plan, the Reorganized Debtor Plan Administration Agreement or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan.

          Additionally, the Reorganized Debtor Plan Administrator's powers will, without any further Bankruptcy Court approval in each of the following cases, include (a) the power to invest funds in, and withdraw, make distributions and pay taxes and other obligations owed by the Reorganized Debtors from funds held by the Reorganized Debtor Plan Administrator and/or the Reorganized Debtors in accordance with the Plan, (b) the power to compromise and settle Claims and causes of action on behalf of or against the Reorganized Debtors other than Litigation Trust Claims, Special Litigation Trust Claims and claims and causes of action that are the subject of the Severance Settlement Fund Litigation, and
(c) such other powers as may be vested in or assumed by the Reorganized Debtor Plan Administrator pursuant to the Plan, the


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Reorganized Debtor Plan Administration Agreement or as may be deemed necessary and proper to carry out the provisions of the Plan. Refer to Exhibit 1: "Chapter 11 Plan" for additional information.

     2.   Role of the Reorganized Debtors

          Pursuant to the Plan, as of the Effective Date, the Reorganized Debtors will assist the Reorganized Debtor Plan Administrator in performing the following activities: (a) holding the Operating Entities for the benefit of Creditors and providing certain transition services to such entities, (b) liquidating the Remaining Assets, (c) making distributions to Creditors pursuant to the terms of the Plan, (d) prosecuting Claim objections and litigation, (e) winding up the Debtors' business affairs, and (f) otherwise implementing and effectuating the terms and provisions of the Plan.

     3.   Provision for Management

          a. Reorganized Debtors Directors. On the Effective Date, the board of directors of Reorganized ENE shall consist of five (5) persons selected by the Debtors, after consultation with (a) the Creditors' Committee with respect to four (4) of the Debtors' selections and (b) the ENA Examiner with respect to one
(1) of the Debtors' selections, all of which shall be disclosed prior to the Confirmation Hearing. In the event that, during the period from the Confirmation Hearing up to and including the Effective Date, circumstances require the substitution of one (1) or more persons selected to serve on the board of directors of Reorganized ENE, the Debtors shall file a notice thereof with the Bankruptcy Court and, for purposes of section 1129 of the Bankruptcy Code, any such replacement person, designated in accordance with the requirements of the immediately preceding sentence, shall be deemed to have been selected and disclosed prior to the Confirmation Hearing. The terms and manner of selection of the directors of each of the other Reorganized Debtors shall be as provided in the Reorganized Debtors Certificate of Incorporation and the Reorganized Debtors By-laws, as the same may be amended, and shall be disclosed prior to the Confirmation Hearing.

          b. Operating Entities Directors. On the Effective Date, the respective boards of directors or boards of managers of Prisma, CrossCountry Distributing Company (and, if applicable, any predecessor Entity formed to hold the CrossCountry Assets prior to CrossCountry Distributing Company) and PGE shall consist of individuals designated by the Debtors, after consultation with the Creditors' Committee, all of which shall be disclosed prior to the Confirmation Hearing. In the event that, during the period from the Confirmation Date up to and including the Effective Date, circumstances require the substitution of one
(1) or more persons selected to serve, the Debtors shall file a notice thereof with the Bankruptcy Court and, for purposes of section 1129 of the Bankruptcy Code, any such replacement person, designated after consultation with the Creditors' Committee, shall be deemed to have been selected and disclosed prior to the Confirmation Hearing. Thereafter, the terms and manner of selection of the directors of Prisma, CrossCountry Distributing Company (or, if applicable, such predecessor Entity) and PGE shall be as provided in (a) the Prisma Memorandum of Association and Prisma Articles of Association, (b) the CrossCountry Charter and CrossCountry By-laws/Organizational Agreement (or, if applicable, such charter documents of such predecessor Entity), and (c) the PGE Certificate of Incorporation and PGE By-laws, respectively, as the same may be amended.


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


     4.   Establishment and Maintenance of Disbursement Account

          On or prior to the Effective Date, the Debtors shall establish one or more segregated bank accounts in the name of the Reorganized Debtors as Disbursing Agent under the Plan, which accounts shall be trust accounts for the benefit of Creditors and holders of Administrative Expense Claims pursuant to the Plan and utilized solely for the investment and distribution of Cash consistent with the terms and conditions of the Plan. On or prior to the Effective Date, and periodically thereafter, the Debtors shall deposit into such Disbursement Account(s) all Cash and Cash Equivalents of the Debtors, less amounts reasonably determined by the Debtors or the Reorganized Debtors, as the case may be, as necessary to fund the ongoing implementation of the Plan and operations of the Reorganized Debtors.

          Disbursement Account(s) shall be maintained at one or more domestic banks or financial institutions of the Reorganized Debtors' choice having a shareholder's equity or equivalent capital of not less than $100,000,000.00. The Reorganized Debtors shall invest Cash in Disbursement Account(s) in Cash Equivalents; provided, however, that sufficient liquidity shall be maintained in such account or accounts to (a) make promptly when due all payments upon Disputed Claims if, as and when they become Allowed Claims and (b) make promptly when due the other payments provided for in the Plan.

     5.   Rights and Powers of the Disbursing Agent

          Except to the extent that the responsibility for the same is vested in the Reorganized Debtor Plan Administrator pursuant to the Reorganized Debtor Plan Administration Agreement, the Disbursing Agent shall be empowered to (a) take all steps and execute all instruments and documents necessary to effectuate the Plan, (b) make distributions contemplated by the Plan, (c) comply with the Plan and the obligations thereunder, (d) file all tax returns and pay taxes in connection with the reserves created pursuant to Article XVIII of the Plan, and
(e) exercise such other powers as may be vested in the Disbursing Agent pursuant to order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

          Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent from and after the Effective Date and any reasonable compensation and expense reimbursement claims, including, without limitation, reasonable fees and expenses of counsel, made by the Disbursing Agent, shall be paid in Cash by the Reorganized Debtors without further order of the Bankruptcy Court within fifteen (15) days of submission of an invoice by the Disbursing Agent. In the event that the Reorganized Debtors object to the payment of such invoice for post-Effective Date fees and expenses, in whole or in part, and the parties cannot resolve such objection after good faith negotiation, the Bankruptcy Court shall retain jurisdiction to make a determination as to the extent to which the invoice shall be paid by the Reorganized Debtors.

          From and after the Effective Date, the Disbursing Agent shall be exculpated by all Persons and Entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest, from any and all claims, causes of action and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by


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


the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct of such Disbursing Agent. No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any claim or cause of action against the Disbursing Agent for making payments in accordance with the Plan or for implementing the provisions of the Plan.

B.   Operating Entities and Trusts

     1.   Operating Entities

          a.   PGE

          Refer to Section VIII., "Portland General Electric Company" for further information relating to PGE.

               (i) Assets. Unless PGE is sold to a third party, the Reorganized Debtors will hold common stock in PGE until (i) such shares of common stock are cancelled and newly issued shares of PGE Common Stock are issued and distributed to the Creditors or an Operating Trust, or (ii) such shares are assigned to a holding company and the holding company's shares are issued and distributed to the Creditors, each in accordance with the Plan.

               (ii) Auxiliary Agreements. PGE has entered into a master services agreement with affiliates, including ENE. The PGE MSA allows PGE to provide affiliates with the following general types of services: printing and copying, mail services, purchasing, computer hardware and software support, human resources support, library services, tax and legal services, accounting services, business analyses, purchasing, product development, finance and treasury support, and construction and engineering services. The PGE MSA also allows ENE to provide PGE with the following services: executive oversight, general governance, financial services, human resource support, legal services, governmental affairs service, and public relations and marketing services. PGE services are priced at the higher of fully allocated cost or market (unless specified otherwise) while affiliate services are priced at the lower of cost or market (unless specified otherwise). ENE provides certain employee health and welfare benefits and insurance services to PGE under the PGE MSA that are directly allocated or billed to PGE based upon PGE's usage or the cost for those services. In addition, ENE provides administrative services to PGE under the PGE MSA for a fee equal to the total cost of these services multiplied by an allocation factor based on the Modified Massachusetts Formula (a formula that takes a number of factors into account such as income, assets, and employees). Moreover, PGE provides certain administrative services to ENE and services to certain ENE affiliates under the PGE MSA. The provision of these services is anticipated to continue until such services are replaced, which ENE expects will occur by the end of 2004. ENE, ENE affiliates, and PGE may enter into other arrangements that may extend beyond 2004, subject to Bankruptcy Court approval if such agreements are reached before the Effective Date of the Plan.

               (iii) Tax Sharing Agreement. PGE has entered into a tax-sharing arrangement with ENE pursuant to which PGE will be responsible for the amount of income tax that PGE would have paid on a "stand alone" basis, and ENE will be obligated to make payments


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


to PGE as compensation for the use of PGE's losses and/or credits to the extent that such losses and/or credits have reduced the consolidated income tax liability. ENE will be responsible for, among other things, the preparation and filing of all required consolidated returns on behalf of PGE and its subsidiaries, making elections and adopting accounting methods, filing claims for refunds or credits and managing audits and other administrative proceedings conducted by the taxing authorities. After the Effective Date, ENE and PGE may continue to be parties to this tax sharing agreement, or a new agreement on similar terms, until ENE and PGE no longer file consolidated tax returns. It is intended that ENE and PGE will file consolidated tax returns until ENE no longer owns 80% of the capital stock of PGE, which may occur by a sale of PGE stock to a third party or the cancellation of PGE stock held by ENE to issue new stock to the Creditors.

          b.   CrossCountry

          Refer to Section IX., "CrossCountry" for further information relating to CrossCountry.

               (i) Assets. Unless CrossCountry is sold to a third party, the Reorganized Debtors will hold equity interests or shares of capital stock in CrossCountry until such interests or shares are cancelled and new shares of CrossCountry Common Equity are issued to the Creditors or an Operating Trust. If the Debtors and the Creditors' Committee, in their joint and absolute discretion, determine to issue preferred stock of CrossCountry Distributing Company in the CrossCountry Transaction of the CrossCountry Conversion, such preferred stock will not be cancelled. Refer to Section IX.F.1., "Formation of CrossCountry".

               (ii) Auxiliary Agreements. The Reorganized Debtors anticipate providing transition services, including administrative operation management, through approximately December 31, 2004. Refer to Section IX.F.1., "Formation of CrossCountry" for further information.

               (iii) Tax Sharing Agreement. In conjunction with the closing of the CrossCountry Contribution and Separation Agreement, each CrossCountry subsidiary that is a member of the ENE tax group will enter into a Tax Sharing Agreement with ENE. The Tax Sharing Agreement will set forth the respective rights and responsibilities of the parties to the agreement with respect to taxes. For additional information, refer to Section IX.F.1.b(iii)., "Tax Sharing Agreement".

          c.   Prisma

          Refer to Section X., "Prisma Energy International Inc." for further information relating to Prisma.

               (i) Assets. Unless Prisma is sold to a third party, the Reorganized Debtors will hold common stock in Prisma until such shares are cancelled and newly issued shares of Prisma Common Stock are distributed to the Creditors or an Operating Trust in accordance with the Plan.

               (ii) Auxiliary Agreements. The Reorganized Debtors anticipate providing and receiving transition services to and from Prisma (including administrative and


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


other support services, through a date to be determined) and may enter into other arrangements. The current transition services agreement is scheduled to expire upon the earlier of December 31, 2005 or, for each asset which transition services are provided, shortly after transfer of the asset to Prisma, a Prisma subsidiary, or a third party. Refer to Section X.A.3.b., "Formation of Prisma and Contribution of Prisma Assets" for further information.

               (iii) Tax Sharing Agreement. The Reorganized Debtors anticipate entering into a Tax Sharing Agreement with Prisma and its subsidiaries.

     2.   Operating Trusts

          Notwithstanding the foregoing, upon joint determination of the Debtors and the Creditors' Committee, the shares of PGE Common Stock, CrossCountry Common Equity, and Prisma Common Stock will be transferred to the holders of certain Allowed Claims, which will be held by the Debtors acting on their behalf. Immediately thereafter, on behalf of the holders of such Allowed Claims, the Debtors shall transfer such shares, subject to the Operating Trust Agreements, to the Operating Trusts for the benefit of the holders of such Allowed Claims in accordance with the Plan. Refer to Exhibit 1: "Chapter 11 Plan" for further information.

          a. Establishment of the Trusts. Upon the joint determination of the Debtors and, provided that the Creditors' Committee has not been dissolved in accordance with the provisions of Section 33.1 of the Plan, the Creditors' Committee, on or after the Confirmation Date, but in no event later than the date on which the Litigation Trust is created, and upon the joint determination of the Debtors and the Creditors' Committee, the Debtors, on their own behalf and on behalf of holders of Allowed Claims in Classes 3 through 180, 183 through 189, and 376 through 382, shall execute the respective Operating Trust Agreements and shall take all other steps necessary to establish the respective Operating Trusts. On such date, or as soon as practicable thereafter, including, without limitation, subject to appropriate or required governmental, agency or other consents, and in accordance with and pursuant to the terms of Section 24.4 of the Plan, the Debtors shall transfer to the respective Operating Trusts all of their right, title, and interest in the assets subject to the Operating Trust Agreements.

          b. Purpose of the Operating Trusts. The Operating Trusts shall be established for the sole purpose of holding and liquidating the respective assets in the PGE Trust, the CrossCountry Trust, and the Prisma Trust in accordance with Treasury Regulation Section 301.7701-4(d) and the terms and provisions of the Operating Trust Agreements. Without limiting the foregoing, the Operating Trust Agreements shall each provide that the applicable Operating Trust shall not distribute any of the Prisma Common Stock, CrossCountry Common Equity, or PGE Common Stock, as the case may be, prior to the date referred to in Sections 29.1(c)(i), (ii) and (iii) of the Plan.

          c. Funding Expenses of the Operating Trusts. In accordance with the respective Operating Trust Agreements and any agreements entered into in connection therewith, on the Effective Date, the Debtors shall have no obligation to provide any funding with respect to any of the Operating Trusts.

          d. Transfer of Assets


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


               (i) The transfer of assets to the Operating Trusts shall be made, as provided in the Plan, for the benefit of the holders of Allowed Claims in Classes 3 through 180, 183 through 189, and 376 through 382, only to the extent such holders in such Classes are entitled to distributions under the Plan. In partial satisfaction of Allowed Claims in Classes 3 through 180, 183 through 189, and 376 through 382, the assets subject to the respective Operating Trusts shall be transferred to such holders of Allowed Claims, to be held by the Debtors on their behalf. Immediately thereafter, on behalf of the holders of Allowed Claims in Classes 3 through 180, 183 through 189, and 376 through 382, the Debtors shall transfer such assets to the Operating Trusts for the benefit of holders of Allowed Claims in Classes 3 through 180, 183 through 189, and 376 through 382, in accordance with the Plan.

               (ii) For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Operating Trustee and the beneficiaries of the Operating Trusts) shall treat the transfer of assets to the respective Operating Trusts in accordance with the terms of the Plan, as a transfer to the holders of Allowed Claims in Classes 3 through 180, 183 through 189, and 376 through 382, followed by a transfer by such holders to the respective Operating Trusts and the beneficiaries of the Operating Trusts shall be treated as the grantors and owners thereof.

          e. Valuation of Assets. As soon as possible after the creation of the Operating Trusts, but in no event later than thirty (30) days thereafter, the respective Operating Trust Boards shall inform, in writing, the Operating Trustee of the value of the assets transferred to the respective Operating Trusts, based on the good faith determination of the respective Operating Trust Boards, and the Operating Trustee shall apprise, in writing, the beneficiaries of the respective Operating Trusts of such valuation. The valuation shall be used consistently by all parties (including the Debtors, the Reorganized Debtors, the Operating Trustee, and the beneficiaries of the Operating Trusts) for all federal income tax purposes.

          f. Investment Powers. The right and power of the Operating Trustee to invest assets transferred to the Operating Trusts, the proceeds thereof, or any income earned by the respective Operating Trusts, shall be limited to the right and power to invest such assets (pending periodic distributions in accordance with Section 24.7 of the Plan) in Cash Equivalents; provided, however, that (a) the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments, as the case may be, that a liquidating trust, within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise, and (b) the Operating Trustee may expend the assets of the Operating Trusts (i) as reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Operating Trusts during liquidation, (ii) to pay reasonable administrative expenses (including, but not limited to, any taxes imposed on the Operating Trusts or fees and expenses in connection with litigation), and (iii) to satisfy other liabilities incurred or assumed by the Operating Trusts (or to which the assets are otherwise subject) in accordance with the Plan or the Operating Trust Agreements; and, provided, further, that, under no circumstances, shall the Operating Trusts segregate the assets of the Operating Trusts on the basis of classification of the holders of respective Operating Trust Interests, other than with respect to distributions to be made on account of Disputed Claims and Disputed Equity Interests in accordance with the provisions of the Plan.


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


          g. Annual Distribution; Withholding. The Operating Trustee shall distribute at least annually to the holders of respective Operating Trust Interests all net cash income plus all net cash proceeds from the liquidation of assets (including as Cash for this purpose, all Cash Equivalents); provided, however, that the Operating Trusts may retain such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Operating Trusts during liquidation, (ii) to pay reasonable administrative expenses (including any taxes imposed on the Operating Trusts or in respect of the assets of the Operating Trust), and (iii) to satisfy other liabilities incurred or assumed by the Operating Trusts (or to which the assets are otherwise subject) in accordance with the Plan or the Operating Trust Agreements. All such distributions shall be pro rata based on the number of Operating Trust Interests held by a holder compared with the aggregate number of Operating Trust Interests outstanding, subject to the terms of the Plan and the respective Operating Trust Agreements. The Operating Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Operating Trustee's reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive, or other governmental requirement.

          h. Reporting Duties

               (i) Federal Income Tax. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Operating Trustee of a private letter ruling if the Operating Trustee (or the Debtors) so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Operating Trustee), the Operating Trustee shall file returns for the Operating Trusts as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a). The Operating Trustee shall also annually send to each holder of a Operating Trust Interest a separate statement setting forth the holder's share of items of income, gain, loss, deduction, or credit and shall instruct all such holders to report such items on their federal income tax returns.

               (ii) Allocations of Operating Trusts Taxable Income. Allocations of Operating Trust taxable income shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described in the Plan) if, immediately prior to such deemed distribution, the Operating Trust had distributed all of its other assets (valued for this purpose at their tax book value) to the holders of the Operating Trust Interests (treating any holder of a Disputed Claim, for this purpose, as a current holder of a Operating Trust Interest entitled to distributions), taking into account all prior and concurrent distributions from the Operating Trusts (including all distributions held in escrow pending the resolution of Disputed Claims). Similarly, taxable loss of the Operating Trusts shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining assets of an Operating Trust. The tax book value of the assets of an Operating Trust for this purpose shall equal their fair market value on the date such Operating Trusts were created or, if later, the date such assets were acquired by the Operating Trust, adjusted in either case in accordance with tax accounting principles prescribed by the IRC, the regulations, and other applicable administrative and judicial authorities and pronouncements.


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


               (iii) Other. The Operating Trustee shall file (or cause to be filed) any other statements, returns or disclosures relating to the Operating Trusts that are required by any governmental unit.

          i. Trust Implementation. On or after the Confirmation Date, but in no event later than the date on which the Litigation Trust is created, the Operating Trusts shall be established and become effective for the benefit of Allowed Claims in Classes 3 through 180, 183 through 189, and 376 through 382. The Operating Trust Agreements shall be filed in the Plan Supplement and shall contain provisions customary to trust agreements utilized in comparable circumstances, including, but not limited to, any and all provisions necessary to ensure the continued treatment of the Operating Trusts as grantor trusts for federal income tax purposes. All parties (including the Debtors, the Operating Trustee and holders of Allowed Claims in Classes 3 through 180, 183 through 189, and 376 through 382) shall execute any documents or other instruments as necessary to cause title to the applicable assets to be transferred to the Operating Trusts.

          j. Registry of Beneficial Interests. The Operating Trustee shall maintain a registry of the holders of Operating Trust Interests.

          k. Termination. The Operating Trusts shall terminate no later than the third (3rd) anniversary of the Confirmation Date; provided, however, that, on or prior to the date three (3) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Operating Trusts if it is necessary to the liquidation of the assets of Operating Trusts. Notwithstanding the foregoing, multiple extensions can be obtained so long as Bankruptcy Court approval is obtained at least three (3) months prior to the expiration of each extended term; provided, however, that the aggregate of all such extensions shall not exceed three (3) years from and after the third (3rd) anniversary of the Confirmation Date.

          l. Non-Transferability or Certification. Upon the creation of each Operating Trust, the beneficial interests in such Operating Trust shall be allocated on the books and records of such Operating Trust to the appropriate holders thereof, but such interests shall not be certificated and shall not be transferable by the holder thereof except through the laws of descent or distribution.

          m. Applicability to Certain Claims and Equity Interests. In the event that allocations of Operating Trust Interests are made to holders of Allowed Claims or Allowed Equity Interests in accordance with the provisions of Section 17.2, 18.2 or 19.2 of the Plan, all provisions contained in Article XXIV of the Plan shall be for the benefit of and be applicable to such holders of Allowed Claims or Allowed Equity Interests, as the case may be, as though set forth in
Article XXIV of the Plan in the first instance.

C.   Remaining Assets

     1.   Categories of Remaining Assets

          It is anticipated that the Reorganized Debtors will retain all assets that will not be transferred to the Litigation Trust, Special Litigation Trust, Severance Settlement Fund Trust, Operating Trusts, or Operating Entities. These Remaining Assets may include, but are not


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


limited to, Cash, claims and causes of action against third parties on behalf of the Debtors' estates (including, but not limited to, avoidance actions), proceeds of liquidated assets, the Debtors' stock in the Enron Companies, trading contracts, equity investments, inventory, real property, and other miscellaneous assets.

          The Reorganized Debtor Plan Administrator, with assistance from the Reorganized Debtors, will collect and liquidate the Remaining Assets and distribute the proceeds to Creditors pursuant to the terms of the Plan. The board of directors of the Reorganized Debtors will supervise this process. Poor market conditions, litigation, and complex ownership structures may result in the retention of certain assets for an extended period of time. As a result, the Reorganized Debtors and the Reorganized Debtor Plan Administrator will continue to manage and operate these assets until a favorable sale or resolution of each of the Remaining Assets is finalized. Refer Section XIV., "Risk Factors and Other Factors to be Considered" for a discussion of the risks related to the Reorganized Debtors.

          The following provides a brief description of the Remaining Assets:

          a. Creditor Cash. The Enron Companies have received a significant amount of Cash as a result of asset sales and the liquidation of the wholesale and retail trading books during the Chapter 11 Cases. The postpetition Cash collected to date plus the Cash collected by the Reorganized Debtors as part of their future liquidation efforts will be distributed by the Reorganized Debtor Plan Administrator in accordance with the Plan after the satisfaction of certain obligations, including Administrative Expense Claims, Priority Non-Tax Claims, Priority Tax Claims, Convenience Claims, Secured Claims, funds necessary to operate the Litigation Trust and Special Litigation Trust, funds necessary to make pro rata distributions to holders of Disputed Claims as if such Disputed Claims were, at such time, Allowed Claims, and funds necessary for the ongoing operations of the Reorganized Debtors from the Effective Date until such later date as reasonably determined by the Reorganized Debtor Plan Administrator.

          b. Trading Contracts

               (i) Wholesale Trading. As described in Section IV.B.1., "Resolution of the Wholesale Trading Book", the Wholesale Services Debtors and certain of their non-Debtor Wholesale Services affiliates have undertaken efforts to perform, sell, or settle a significant number of non-terminated and terminated positions arising out of Wholesale Contracts.

               As of November 30, 2003, the Wholesale Services Debtors and certain of their non-Debtor Wholesale Services affiliates had Wholesale Contracts with approximately 1,235 counterparty groups totaling approximately $923 million of expected recoverable value. Substantially all of the collections and cash settlements of Wholesale Contracts are expected to be resolved prior to the Effective Date. Those Wholesale Contracts that cannot be settled are either currently in or may require litigation in order to collect outstanding balances. Any recovery from such litigation involving a Debtor will be included in the Remaining Assets available for subsequent distribution.

               (ii) Retail Trading. As described in Section IV.B.2., "Retail Contract Settlements" the Retail Services Debtors and their non-Debtor Retail Services affiliates have


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


undertaken efforts to perform, sell, settle, or reject a significant number of non-terminated and terminated positions arising out of Retail Contracts.

          As of November 30, 2003, the Retail Services Debtors and certain of their non- Debtor Retail Services affiliates had Retail Contracts with approximately 9,800 counterparty groups totaling approximately $99.3 million of expected recoverable value.

          The Debtors are attempting to settle each of the Retail Contracts on a case-bycase basis, with the largest accounts taking priority. If the Debtors are unable to collect, or reach a settlement on, these contracts, the Debtors or Reorganized Debtor Plan Administrator may initiate litigation in order to collect outstanding balances.

          c. Other Recoveries

               (i) Recoveries in PG&E Bankruptcy. A significant portion of the balances owed in retail trading involves claims that ENE has in PG&E's bankruptcy. There is uncertainty around the collection of these claims; however, ENE has undertaken settlement negotiations with PG&E.

               (ii) Recoveries from European Estates. A significant amount of money is due from the sale of assets of ENE's direct and indirect European subsidiaries under UK administration. The administrator in the UK process is responsible for selling assets and, under a Scheme of Arrangement, will make distributions to creditors and, when applicable, equity security holders. There is uncertainty regarding the amount, timing and frequency of any distributions to be made to the Debtors or the Reorganized Debtors. Refer to Section V., "Certain International Subsidiaries and Related International Proceedings" for further information.

          d. Remaining Assets Currently Available For Sale. As of September 30, 2003, the Debtors and certain of their non-Debtor affiliates had identified approximately 210 assets available for sale with an expected recovery to the Debtors' estates totaling approximately $1.1 billion. These assets include direct or indirect ownership and/or operation of businesses and investments related to a variety of industries, including paper production, oil and gas exploration and production, power generation, intrastate natural gas pipeline operations, natural gas pipeline compression services and energy and telecommunications-related technology businesses. The balance of the assets is made up of miscellaneous assets, including: contingent receivables, inventory, real property, insurance and emissions credits.

          The Reorganized Debtor Plan Administrator, with supervision from the board of directors of the Reorganized Debtors, will continue to monitor market conditions and identify when there is sufficient interest in a particular asset to pursue a sale. Priority will be given to the assets with the greatest potential recoverable value; however, many of these sales efforts may be delayed due to regulatory issues, ownership through SPEs, or litigation.

          The assets with more significant expected recoveries to the Debtors' estates are listed below:


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


               (i) CPS and St. Aurelie Timberlands Co. Ltd. 100% interest in a 500,000 tonne/year newsprint, directory paper and paperboard mill in Quebec City, Quebec, Canada along with a sawmill and timberlands in Quebec and timberlands in Maine. The Debtors have executed a purchase agreement related to the sale of CPS and St. Aurelie for a purchase price of $205 million. The Bankruptcy Court approved the transaction on November 13, 2003 and it is expected to close in the first quarter of 2004. There can be no assurances that the conditions to closing in such purchase agreement will be satisfied and that the closing will occur. If the sale does not close, then CPS and St. Aurelie will be included in the Remaining Assets of the Reorganized Debtors. Refer to
Section I.B.2.d., "Asset Ownership Disputes Between ENE and ENA" for information relating to ownership disputes involving CPS and Section IV.C.1.f(iii)(A)., "Mizuho Corporate Bank, Ltd., as successor to the Industrial Bank of Japan, Limited and Banco Bilbao Vizcaya Argentaria S.A. v. Enron Corp. Hansen Investments Co. and Compagnie Papiers Stadacona" for more information relating to settlement of the Mizuho litigation related to Compagnie Papiers.46

               (ii) Sithe Sub Debt. SIPP, a non-Debtor affiliate, owns a 1,042-MW power plant in western New York. SIPP's primary revenue contracts are a power purchase contract with ConEd (approximately 61% of revenues) and a tolling agreement with Dynegy (approximately 33% of revenues). As a result of a series of transactions that closed June 30, 2001, ENA owns two investments in SIPP. The two investments are (1) 40% of SIPP's partnership interest and (2) approximately $419 million in subordinated debt that matures in 2034, and requires semi-annual interest payments of 7% to ENA (the payments are interest only through 2015). The Debtors have executed a purchase agreement related to the sale of the Debtors' 40% limited partnership interest in, and subordinated debt of, Sithe for a cash purchase price of $225 million and the assumption by the purchaser of a $50 million letter of credit obligation. The Bankruptcy Court approved the transaction on November 20, 2003 and it is expected to close in the first quarter of 2004. There can be no assurances that the conditions to closing in such purchase agreement will be satisfied and that the closing will occur. If the sale does not close, then such interests in Sithe will be included in the Remaining Assets of the Reorganized Debtors.

               (iii) Bridgeline. Bridgeline Holdings is a limited partnership that was formed by ENA and TEPI to aggregate approximately 1,000 miles of mainline intrastate natural gas pipeline and 13 bcf of working gas storage capacity in Louisiana. Certain Enron Affiliates collectively own a 40% LP interest in Bridgeline Holdings. The general partner of Bridgeline Holdings is Bridgeline LLC, which is equally controlled by ENA and TEPI subsidiaries. Refer to Section I.B.2.d., "Asset Ownership Disputes Between ENE and ENA" for further information relating to ownership disputes involving Bridgeline Holdings.

               (iv) Financial Swap. A JEDI II wholly owned subsidiary sold the majority of its remaining equity interest in a venture in early 2001. Pursuant to the sale, the JEDI II subsidiary receives scheduled quarterly payments commencing May 15, 2001 and ending February 15, 2008. The payments are guaranteed by a non-investment grade affiliate of the


----------------
46 In a corporate reorganization in January 2003, substantially all of the assets and liabilities of Compagnie Papiers were transferred to CPS. CPS is an indirect, wholly owned subsidiary of Compagnie Papiers.


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


payor. It is anticipated that JEDI II will either (1) retain the quarterly payments through February 2008, (2) monetize the quarterly payments or (3) exchange the quarterly payments with the payment's guarantor for a readily marketable security.

               (v) Enron Compression Services. Enron Compression Services promotes the utilization of electric motor drive systems in association with natural gas compression applications. It manages and operates five compressor stations for Transwestern, Florida Gas, and NNG.

               (vi) ServiceCo. ServiceCo provides HVAC (heating, ventilation, and air conditioning) services and full building facility services to commercial customers nationwide. ENE has a 65.8% equity interest in ServiceCo. Refer to
Section IV.B.4.e., "Redemption of ServiceCo Shares".

               (vii) Mariner. Mariner is a privately held exploration and production company that focuses its exploration in the deepwater and shelf areas of the Gulf of Mexico. Excluding Falcon Corridor reserves that were sold in March 2003, Mariner had total proved reserves of 167.5 bcf equivalents as of December 31, 2002, of which 60% was natural gas and 40% was oil and condensate. ENE indirectly owns a 95.7% (89.9% fully diluted) equity interest in Mariner. Mariner Energy LLC, the parent entity of Mariner, has a $164.4 million term loan (as of December 31, 2002) that bears interest at 15%. Such debt will materially reduce net recoverable value of Mariner equity to the ENE estate.

     2.   The Remaining Asset Trusts

          Notwithstanding the foregoing, upon joint determination of the Debtors and the Creditors' Committee, the Debtors' interests in the Remaining Assets will be transferred to the holders of certain Allowed Claims, which will be held by the Debtors acting on their behalf. Immediately thereafter, on behalf of the holders of such Allowed Claims, the Debtors shall transfer such assets, subject to the Remaining Asset Trust Agreements, to the Remaining Asset Trusts for the benefit of the holders of such Allowed Claims in accordance with the Plan. Refer to Appendix L: "Liquidation Analysis" for further information.

          a. Establishment of the Trusts. Upon the joint determination of the Debtors and, provided that the Creditors' Committee has not been dissolved in accordance with the provisions of Section 33.1 of the Plan, the Creditors' Committee, on or after the Confirmation Date, but in no event later than the date on which the Litigation Trust is created, and upon the joint determination of the Debtors and the Creditors' Committee, the Debtors, on their own behalf and on behalf of holders of Allowed Claims in Classes 3 through 180, 183 through 189, and 376 through 382, shall execute the respective Remaining Asset Trust Agreements and shall take all other steps necessary to establish the respective Remaining Asset Trusts. On such date, or as soon as practicable thereafter, including, without limitation, subject to appropriate or required governmental agency or other consents, and in accordance with and pursuant to the terms of
Section 25.4 of the Plan, the Debtors shall transfer to the respective Remaining Asset Trusts all of their right, title, and interest in the Remaining Assets.


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


          b. Purpose of the Remaining Asset Trusts. The Remaining Asset Trusts shall be established for the sole purpose of holding and liquidating the respective assets in the Remaining Asset Trusts in accordance with Treasury Regulation Section 301.7701-4(d) and the terms and provisions of the Remaining Asset Trust Agreements.

          c. Funding Expenses of the Remaining Asset Trusts. In accordance with the respective Remaining Asset Trust Agreements and any agreements entered into in connection therewith, on the Effective Date, the Debtors shall have no obligation to provide any funding with respect to any of the Remaining Asset Trusts.

          d. Transfer of Assets

               (i) The transfer of assets to the Remaining Asset Trusts shall be made, as provided in the Plan, for the benefit of the holders of Allowed Claims in Classes 3 through 180, 183 through 189 and 376 through 382, only to the extent such holders in such Classes are entitled to distributions under the Plan. In partial satisfaction of Allowed Claims in Classes 3 through 180, 183 through 189 and 376 through 382, the Remaining Assets shall be transferred to such holders of Allowed Claims, to be held by the Debtors on their behalf. Immediately thereafter, on behalf of the holders of Allowed Claims in Classes 3 through 180, 183 through 189 and 376 through 382, the Debtors shall transfer such assets to the Remaining Asset Trusts for the benefit of holders of Allowed Claims in Classes 3 through 180, 183 through 189 and 376 through 382, in accordance with the Plan. Upon the transfer of the Remaining Assets, the Debtors shall have no interest in or with respect to the Remaining Assets or the Remaining Asset Trusts.

               (ii) For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Remaining Asset Trustee, and the beneficiaries of the Remaining Asset Trusts) shall treat the transfer of assets to the respective Remaining Asset Trusts in accordance with the terms of the Plan, as a transfer to the holders of Allowed Claims in Classes 3 through 180, 183 through 189 and 376 through 382, followed by a transfer by such holders to the Remaining Asset Trust and the beneficiaries of the respective Remaining Asset Trusts shall be treated as the grantors and owners thereof.

          e. Valuation of Assets. As soon as possible after the creation of the Remaining Asset Trusts, but in no event later than thirty (30) days thereafter, the respective Remaining Asset Trust Boards shall inform, in writing, the Remaining Asset Trustees of the value of the assets transferred to the respective Remaining Asset Trusts, based on the good faith determination of the respective Remaining Asset Trust Boards, and the Remaining Asset Trustees shall apprise, in writing, the beneficiaries of the respective Remaining Asset Trusts of such valuation. The valuation shall be used consistently by all parties (including the Debtors, the Reorganized Debtors, the Remaining Asset Trustees, and the beneficiaries of the Remaining Asset Trusts) for all federal income tax purposes.

          f. Investment Powers. The right and power of the Remaining Asset Trustee to invest assets transferred to the Remaining Asset Trusts, the proceeds thereof, or any income earned by the respective Remaining Asset Trusts, shall be limited to the right and power to invest such assets (pending periodic distributions in accordance with Section 25.7 of the Plan) in Cash Equivalents; provided, however, that (a) the scope of any such permissible investments shall be


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


limited to include only those investments, or shall be expanded to include any additional investments, as the case may be, that a liquidating trust, within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise, and (b) the Remaining Asset Trustee may expend the assets of the Remaining Asset Trusts
(i) as reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Remaining Asset Trusts during liquidation, (ii) to pay reasonable administrative expenses (including, but not limited to, any taxes imposed on the Remaining Asset Trusts or fees and expenses in connection with litigation), and (iii) to satisfy other liabilities incurred or assumed by the Remaining Asset Trusts (or to which the assets are otherwise subject) in accordance with the Plan or the Remaining Asset Trust Agreements; and, provided, further, that, under no circumstances, shall the Remaining Asset Trustee segregate the assets of the Remaining Asset Trust on the basis of classification of the holders of Remaining Asset Trust Interests, other than with respect to distributions to be made on account of Disputed Claims and Disputed Equity Interests in accordance with the provisions of the Plan.

          g. Annual Distribution; Withholding. The Remaining Asset Trustee shall distribute at least annually to the holders of Remaining Asset Trust Interests all net cash income plus all net cash proceeds from the liquidation of assets (including as Cash for this purpose, all Cash Equivalents); provided, however, that the Remaining Asset Trusts may retain such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Remaining Asset Trusts during liquidation, (ii) to pay reasonable administrative expenses (including any taxes imposed on the Remaining Asset Trust or in respect of the assets of the Remaining Asset Trusts), and (iii) to satisfy other liabilities incurred or assumed by the Remaining Asset Trusts (or to which the assets are otherwise subject) in accordance with the Plan or the Remaining Asset Trust Agreements. All such distributions shall be pro rata based on the number of Remaining Asset Trust Interests held by a holder compared with the aggregate number of Remaining Asset Trust Interests outstanding, subject to the terms of the Plan and the Remaining Asset Trust Agreements. The Remaining Asset Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Remaining Asset Trustee's reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive, or other governmental requirement.

          h. Reporting Duties

               (i) Federal Income Tax. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Remaining Asset Trustee of a private letter ruling if the Remaining Asset Trustee (or the Debtors) so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Remaining Asset Trustee), the Remaining Asset Trustee shall file returns for the Remaining Asset Trusts as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a). The Remaining Asset Trustee shall also annually send to each holder of a Remaining Asset Trust Interest a separate statement setting forth the holder's share of items of income, gain, loss, deduction or credit and shall instruct all such holders to report such items on their federal income tax returns.


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


               (ii) Allocations of Remaining Asset Trust Taxable Income. Allocations of Remaining Asset Trust taxable income shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described in the Plan) if, immediately prior to such deemed distribution, the Remaining Asset Trust had distributed all of its other assets (valued for this purpose at their tax book value) to the holders of the Remaining Asset Trust Interests (treating any holder of a Disputed Claim, for this purpose, as a current holder of a Remaining Asset Trust Interest entitled to distributions), taking into account all prior and concurrent distributions from the Remaining Asset Trust (including all distributions held in escrow pending the resolution of Disputed Claims). Similarly, taxable loss of the Remaining Asset Trusts shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Remaining Asset Trust Assets. The tax book value of the Remaining Asset Trust Assets for this purpose shall equal their fair market value on the date such Remaining Assets Trusts were created or, if later, the date such assets were acquired by the Remaining Asset Trusts, adjusted in either case in accordance with tax accounting principles prescribed by the IRC, the regulations and other applicable administrative and judicial authorities and pronouncements.

               (iii) Other. The Remaining Asset Trustee shall file (or cause to be filed) any other statements, returns, or disclosures relating to the Remaining Asset Trusts that are required by any governmental unit.

          i. Trust Implementation. On or after the Confirmation Date, but in no event later than the date on which the Litigation Trust is created, the Remaining Asset Trusts will be established and become effective for the benefit of Allowed Claims in Classes 3 through 180, 183 through 189 and 376 through 382. The Remaining Asset Trust Agreements shall be filed in the Plan Supplement and shall contain provisions customary to trust agreements utilized in comparable circumstances, including, but not limited to, any and all provisions necessary to ensure the continued treatment of the Remaining Asset Trusts as grantor trusts for federal income tax purposes. All parties (including the Debtors, the Remaining Asset Trustee, and holders of Allowed Claims in Classes 3 through 180, 183 through 189 and 376 through 382) shall execute any documents or other instruments as necessary to cause title to the applicable assets to be transferred to the Remaining Asset Trusts.

          j. Registry of Beneficial Interests. The Remaining Asset Trustee shall maintain a registry of the holders of Remaining Asset Trust Interests.

          k. Termination. The Remaining Asset Trusts shall terminate no later than the third (3rd) anniversary of the Confirmation Date; provided, however, that, on or prior to the date three (3) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Remaining Asset Trusts if it is necessary to the liquidation of the Remaining Asset Trust Assets. Notwithstanding the foregoing, multiple extensions can be obtained so long as Bankruptcy Court approval is obtained at least three (3) months prior to the expiration of each extended term; provided, however, that the aggregate of all such extensions shall not exceed three (3) years from and after the third (3rd) anniversary of the Confirmation Date.


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


          l. Non-Transferability or Certification. Upon the creation of the Remaining Asset Trusts, the Remaining Asset Trust Interests shall be allocated on the books and records of the Remaining Asset Trusts to the appropriate holders thereof, but the Remaining Asset Trust Interests shall not be certificated and shall not be transferable by the holder thereof except through the laws of descent or distribution; provided, however, that the deemed recipient thereof may hold such Remaining Asset Trust Interests through a single wholly owned Entity.

          m. Applicability to Certain Claims and Equity Interests. In the event that allocations of Remaining Asset Trust Interests are made to holders of Allowed Claims or Allowed Equity Interests in accordance with the provisions of
Section 17.2, 18.2 or 19.2 of the Plan, all provisions contained in Article XXV of the Plan shall be for the benefit of and be applicable to such holders of Allowed Equity Interests, as the case may be, as though set forth in Article XXV of the Plan in the first instance.

D.   Other Administration

     1.   Claims Processing

          The Reorganized Debtors will be responsible for processing all Claims that have been filed against the Debtors. More than 24,000 claims have been filed in the Debtors Chapter 11 Cases (32% are employee claims, 16% are non-trading accounts payable claims, 16% are trading-related payables and contract claims, 13% are litigation and non-trading contract claims, 10% are common and preferred equity claims, and 13% are other claims). Refer to Section XVII., "Claims Allowance, Objection and Estimation Procedures" for further information regarding Claims.

     2.   Legal Entities

          On the Initial Petition Date, the Enron Companies totaled approximately 2,400 legal entities. Approximately 775 entities have been sold, merged, or dissolved and approximately 1,625 legal entities remain. Refer to Appendix R: "Dissolved Entities" for a list of entities that have been or are being dissolved since the Initial Petition Date through November 30, 2003. As part of the efforts to wind up the Debtors' business affairs, the Reorganized Debtors intend to dissolve, sell or otherwise dispose of all wholly owned direct and indirect subsidiaries other than the Operating Entities. To date, the Debtors have dissolved, under available state law dissolution processes, non-Debtor affiliates when such dissolution (a) involved a non-Debtor affiliate with no ongoing business and (b) resulted in a reduction of administrative expenses. The Debtors intend to continue to use state law dissolution processes to accomplish these dissolutions. By the end of 2004, it is anticipated that all legal entities will be reduced to those necessary for the Operating Entities and the liquidation of the Remaining Assets. At the time that legal entities are sold or dissolved, their associated shares will be sold, surrendered, or otherwise disposed of. At present, the Debtors do not intend to commence bankruptcy proceedings for the remaining legal entities, however, the Debtors reserve the right, as necessary, to exercise their fiduciary duty to maximize the value of their estates and thereby elect to liquidate, sell or otherwise dispose of any legal entity remaining outside of the Operating Entities by commencing bankruptcy proceedings in the United States or any other jurisdiction deemed appropriate.


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     3.   Prosecuting Claim Objections and Litigation

          Except with respect to the Litigation Trust Claims, the Special Litigation Trust Claims, and the Severance Settlement Fund Litigation, from and after the Effective Date, the Reorganized Debtors, the Creditors' Committee or the Employee Committee, as a representative of the estates of the Debtors, shall litigate any claims or causes of action that are Assets of the Debtors or Debtors in Possession, including, without limitation, any avoidance or recovery actions under sections 541, 544, 545, 547, 548, 549, 550, 551 and 553 of the
Bankruptcy Code and any other causes of action, rights to payments of claims that may be pending on the Effective Date or instituted by the Debtors or Debtors in Possession thereafter, to a Final Order, and the Reorganized Debtors, the Creditors' Committee or the Employee Committee may compromise and settle such claims, upon approval of the Bankruptcy Court. The net proceeds of any such litigation or settlement (after satisfaction of all costs and expenses incurred in connection therewith) shall be remitted to the Disbursing Agent for (i) allocation to the Debtor which owned such Asset and (ii) distribution in accordance with the Distributive Assets, ACFI Guaranty Distributive Assets, ENA Guaranty Distributive Assets, EPC Guaranty Distributive Assets, Enron Guaranty Distributive Assets, or Wind Guaranty Distributive Assets, as the case may be, attributable to such Debtor; provided, however, that, to the extent that any avoidance or recovery action under sections 544, 547, 548, 550, 551 and 553 is asserted, the net proceeds of any such litigation or settlement (after satisfaction of all costs and expenses incurred in connection therewith) shall be allocated in equal amount among the transferor Debtor and, if applicable, the Debtor on whose behalf an obligation was satisfied.

     4.   Compromise of Certain Guaranty Claim Litigation

          Notwithstanding the provisions of Section 28.1 of the Plan, in the event that (a) a holder of a Claim arising from or relating to a guaranty executed during the period from December 2, 2000 up to and including December 2, 2001 and (b) the Debtors have commenced litigation to avoid the incurrence of such guaranty obligation and disallow such Claim as a constructive fraudulent conveyance or transfer or executed a tolling agreement with respect thereto, the holder of such Claim may elect to compromise and settle such litigation in accordance with the following schedule, subject to allowance of such Claim:


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        Percentage Discount to
        Allowed Guaranty Claim                   Date of Execution
        ----------------------                   -----------------

                50.0%                           12/02/00 - 01/31/01
                52.5%                           02/01/01 - 02/28/01
                55.0%                           03/01/01 - 03/31/01
                57.5%                           04/01/01 - 04/30/01
                60.0%                           05/01/01 - 05/31/01
                62.5%                           06/01/01 - 06/30/01
                65.0%                           07/01/01 - 07/31/01
                67.5%                           08/01/01 - 08/31/01
                70.0%                           09/01/01 - 09/30/01
                72.5%                           10/01/01 - 10/31/01
                75.0%                           11/01/01 - 12/01/01

          Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors; provided, however, that, under no circumstances, may such waiver by the Debtors occur on or after the Effective Date.

     5.   Extinguishment of Certain Claims

          a. Intercompany Claims. Except with regard to the allowance of Intercompany Claims in accordance with Sections 2.1 and 15.1 of the Plan, on the Effective Date, each Debtor and Debtor in Possession, other than the Portland Debtors, shall waive and forever release any right, claim or cause of action which could have been asserted by such Debtor or Debtor in Possession against any other Debtor or Debtor in Possession, other than the Portland Debtors, including pursuant to principles of substantive consolidation, piercing the corporate veil, alter ego, domination, constructive trust and similar principles of state or federal creditors' rights laws, and such rights, claims and causes of action shall be extinguished even if otherwise assertable by parties other than the Debtor or Debtors in Possession had the Chapter 11 Cases not been commenced.

          b. Guaranty Claims. Except to the extent otherwise tolled, each Debtor and Debtor in Possession, other than the Portland Debtors, shall (i) waive and release any right, claim or cause of action on the basis of a constructive fraudulent transfer relating to the Guaranty Claims with respect to the Citibank/Delta Prepays (refer to Section III.F.12,. "Citibank/Delta Prepays" for a description), the Mahonia Prepaid Forward Contracts (refer to Section III.F.34., "Mahonia Prepaid Forward Contracts" for a description), the London Prepay and Yosemite and Credit Linked Notes financing transactions (refer to Section Section III.F.51., "Yosemite and Credit Linked Notes" for a description) and (ii) not commence any action against any Guaranty Claim on the basis of a constructive fraudulent transfer to the extent not commenced as of December 2, 2003.

     6.   Budget


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


          Post-confirmation, the Debtors and Reorganized Debtors are expected to incur significant expenses as a result of the wind up of their respective estates. Those expenses include operating expenses, litigation expenses, and professional fees. The Debtors' and Reorganized Debtors' ongoing expenses are expected to be satisfied by current cash, proceeds from asset sales and collections, and proceeds from litigation proceedings, and should not require the infusion of external capital. Refer to Appendix G: "Reorganized Debtors' Budget", Sections IV.E., "Avoidance Actions" and XVII., "Claims Allowance, Objection and Estimation Procedures" for further information.

          a. Operating Expenses

               (i) The operating expenses are made up primarily of the cost of labor resources needed to manage and liquidate the Remaining Assets, evaluate Claims, and perform other estate wind-down activities, such as the dissolution of legal entities. The wind down of the Debtors' estates remains a complicated process and will therefore require substantial resources. There are a significant number of individual assets that need to be collected or sold, or otherwise handled. Some of these assets are currently involved in litigation proceedings and/or complex cross-ownership structures. Considerable due diligence is required for the dissolution of legal entities and the resolution of Claims. The Reorganized Debtors expect to employ 1,020 employees and contractors as of the Confirmation Date. As noted in Section III.A.8.b.IV., the Debtors or the Reorganized Debtors (as may be applicable) anticipate adopting a retention incentive compensation and severance pay plan.

               (ii) It is expected that the most significant operating expenses will occur in the first year and that resource requirements will diminish as assets are sold and the Reorganized Debtors achieve resolution/completion on the outstanding projects. Refer to Appendix G: "Reorganized Debtors' Budget" for a budget of the Reorganized Debtors.

          b. Litigation Expenses. As discussed in more detail in Section IV.C., "Litigation and Government Investigations", the Reorganized Debtors are involved in numerous legal proceedings that will require substantial time and resources. As of the Confirmation Date, it is anticipated that the Reorganized Debtors will have significant expenses in connection with litigation. These expenses are yet to be finalized but are expected to be material in comparison to the operating expenses. Refer to Sections IV.C., "Litigation and Government Investigations" and IV.E., "Avoidance Actions" for further information.

          c. Professional Fees. As of the Confirmation Date, it is expected that the Reorganized Debtors will continue to incur professional service fees until the Chapter 11 Cases are closed. These fees are related to professionals retained by the Reorganized Debtors, in the ordinary course of business, to assist in the implementation and consummation of the Plan, as well as professionals retained by the Creditors' Committee and Fee Committee; provided, however, that it is not expected that the Creditors' Committee and the Fee Committee will remain in existence until the Chapter 11 Cases are closed. Refer to Article XXXIII of the Plan for more information related to the respective committees. These expenses are yet to be finalized but are expected to be material in comparison to the operating expenses.

                    VIII. Portland General Electric Company



                                      397